Execution Version

Exhibit 2.12

AMENDED AND RESTATED

SHARE PURCHASE AGREEMENT

effective as of December 10, 2015

by and among

DB Acquisition, Inc.

(the “Seller”),

Las Vegas Review-Journal, Inc. (f/k/a DB Nevada Holdings, Inc.)

(the “Company”),

and

News + Media Capital Group LLC

(the “Purchaser”)

AMENDED AND RESTATED SHARE PURCHASE AGREEMENT

This AMENDED AND RESTATED SHARE PURCHASE AGREEMENT (this “Agreement”) is effective as of December 10, 2015, by and among DB Acquisition, Inc., a Delaware corporation (the “Seller”), Las Vegas Review-Journal, Inc. (f/k/a DB Nevada Holdings, Inc.), a Delaware corporation (the “Company”), and News + Media Capital Group LLC, a Delaware limited liability company (the “Purchaser”).

WHEREAS, the Seller, the Company and the Purchaser entered into a Share Purchase Agreement, dated as of December 10, 2015, and hereby desire to amend and restate such agreement in its entirety.

WHEREAS, the Seller entered into the Asset Purchase Agreement, dated February 19, 2015, by and among Stephens Media LLC, Stephens Media Iowa, LLC, Stephens Media Intellectual Property, LLC and the Seller, attached hereto as Exhibit A (the “Stephens APA”), pursuant to which the Seller acquired, among other assets, the assets relating to the Business.

WHEREAS, following the consummation of the transactions contemplated by the Stephens APA, the Seller assigned all of its rights, title and interest in the properties and assets used or held for use in the Business to the Company pursuant to an Assignment, dated March 18, 2015, by and between the Seller and the Company.

WHEREAS, the Seller owns 100 shares of common stock of the Company (“Shares”), constituting all issued and outstanding shares of capital stock of the Company.

WHEREAS, the Seller and the Company are engaged in the business of operating and publishing the Las Vegas Review-Journal, other newspapers and publications, websites, digital media assets, associated software platforms and digital ad agencies, ownership of real property and operating other ancillary businesses in Nevada (collectively, the “Business”).

WHEREAS, the Purchaser desires to purchase from the Seller, and the Seller desires to sell to the Purchaser, the Shares, all upon the terms and subject to the conditions set forth herein (such transaction sometimes being referred to herein as the “Share Purchase”).

WHEREAS, the Seller, the Company and the Purchaser desire to make certain representations, warranties, covenants and agreements in connection with the Share Purchase, all as more fully set forth herein.

WHEREAS, concurrently herewith, New Media Holdings I LLC, a Delaware limited liability company (the “Parent”) and certain of its Affiliates have delivered to the Seller a fully executed guaranty in favor of the Seller in the form attached hereto as Exhibit B (the “Guaranty”).

NOW, THEREFORE, in consideration of the foregoing premises and the respective representations and warranties, covenants and agreements contained herein, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS; CONSTRUCTION

Section 1.1 Definitions.

When used in this Agreement, the following terms shall have the respective meanings set forth below.

“Accrued Employee Liabilities” means accrued liabilities for paid time off, vacation and sick time with respect to Business Employees as of the Closing Date.

“Action” means any judicial or administrative action, suit, proceeding, claim, arbitration, litigation, hearing, audit or investigation (whether civil, criminal, administrative, judicial or investigative and whether public or private) commenced or conducted by or before, or otherwise involving, any Governmental Entity.

“Affiliate” means, with respect to any specified Person, any other Person directly or indirectly controlling, controlled by or under common control with such specified Person. As used in this Agreement, the term “control” (including the terms “controlling,” “controlled by” and “under common control with”) means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise.

“Agreement” has the meaning set forth in the preamble hereto.

“Allocation Schedule” has the meaning set forth in Section 2.3(a).

“Ancillary Agreements” means the Management Agreement, the Transition Services Agreement, the Transition Leases and the other agreements, instruments and documents delivered at the Closing.

“Balance Sheet Date” means September 27, 2015.

“Base Cash Consideration” means $140,000,000.00.

“Benefit Plan” means each (a) “employee benefit plan,” as defined in Section 3(3) of ERISA (whether or not subject to ERISA), (b) other severance pay, salary continuation, employment, bonus, incentive, stock option, retirement, pension, profit sharing or deferred compensation plan, contract, program, fund, or arrangement of any kind, and (c) other employee benefit plan, contract, program, fund, or arrangement and any trust, escrow, or similar agreement related thereto in respect of any present or former employees, directors, officers, shareholders, consultants, or independent contractors of the Company or any Company ERISA Affiliate that is sponsored or maintained by the Company or any Company ERISA Affiliate or with respect to which the Company or any Company ERISA Affiliate has made or is required to make payments, transfers, or contributions and, in any case, with respect to which the Company has or could have any Liabilities.

“Books and Records” means books of account, general, financial, accounting, personnel (subject, in all instances to applicable Law) billing, warranty and shipping records, files and papers, invoices, mailing lists, other distribution lists, customer and supplier lists, correspondence, engineering, maintenance, operating and production records, manuals, Intellectual Property disclosures and information, media materials, advertising and promotional materials, and credit records of customers and suppliers of the Company or otherwise Related to the Business, whether in hard copy or digital format (including all data and backup data), in each case, wherever located, tangible or intangible.

“Business” has the meaning set forth in the Recitals.

“Business Day” means a day other than a Saturday, Sunday or other day on which banks located in New York City are authorized or required by Law to close.

“Business Employee” means any individual who is employed by the Company at the Real Property and all other employees listed on Exhibit C attached hereto.

“Business Intellectual Property” means the Owned Intellectual Property and Licensed Intellectual Property.

“Business Permits” has the meaning set forth in Section 5.10(a).

“Capital Stock” means the authorized capital stock of the Company.

“Cash Consideration” means the Base Cash Consideration plus or minus any amounts as calculated pursuant to Section 2.2(f).

“Claim Notice” has the meaning set forth in Section 8.4(a).

“Closing” has the meaning set forth in Section 3.1.

“Closing Cash Consideration” has the meaning set forth in Section 2.2(b).

“Closing Date” has the meaning set forth in Section 3.1.

“Closing Working Capital” has the meaning set forth in Section 2.2(c).

“COBRA” means Section 4980B of the Code, Title I, Subtitle B, Part 6 of ERISA, and any similar state group health plan continuation law.

“Code” means the Internal Revenue Code of 1986, as amended.

“Collective Bargaining Agreements” has the meaning set forth in Section 5.18(b).

“Common Stock” means the authorized common stock of the Company.

“Company” has the meaning set forth in the preamble hereto.

“Company Confidential Information” has the meaning set forth in Section 7.1(a).

“Company ERISA Affiliate” means any member of any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Company or (b) which together with the Company is treated as a single employer under Section 414(t) of the Code

“Confidential Information” has the meaning set forth in Section 7.1(b).

“Contingent Worker” has the meaning set forth in Section 5.18(c).

“Contract” means any indenture, evidence of indebtedness, note, bond, lease, license or other legally binding agreement, contract, commitment or arrangement, whether written or oral, Related to the Business, other than any Benefit Plan.

“Current Assets” has the meaning set forth in the definition of “Working Capital.”

“Current Liabilities” has the meaning set forth in the definition of “Working Capital.”

“Data Room” has the meaning set forth in Section 1.2.

“Environmental, Health and Safety Requirements” means, as amended, all applicable federal, state and local statutes, regulations, ordinances, and similar binding provisions having the force or effect of law, all applicable and binding judicial and administrative orders, and all common law concerning public health and safety, worker health and safety, pollution, or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Materials.

“Environmental Losses” has the meaning set forth in Section 8.6(e).

“Equipment” means printing presses, machinery, fixtures, furniture, supplies, accessories, materials, equipment, parts, automobiles, trucks, vehicles, tooling, tools, molds, office equipment, computers, telephones and other items of tangible personal property.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Working Capital” has the meaning set forth in Section 2.2(a).

“Excluded Assets” has the meaning set forth in Section 5.11(c).

“Excluded Liabilities” means the “Excluded Liabilities” as such term is defined in the Stephens APA and as such definition was modified or supplemented pursuant to the letter agreement, dated March 18, 2015, between Stephens Capital Partners LLC and the Seller.

“FCPA” has the meaning set forth in Section 5.25(a).

“Financial Statements” has the meaning set forth in Section 5.7.

“FSA” means any healthcare and dependent care flexible spending account arrangement pursuant to Section 125 or 129 of the Code.

“GAAP” means United States generally accepted accounting principles as in effect on the applicable date of determination.

“Governmental Entity” means any entity or body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to United States federal, state, local, or municipal government, foreign, international, multinational or other government, including any court, tribunal, judicial or arbitral body, department, commission, board, agency, bureau, official or other regulatory, administrative or judicial authority thereof.

“Hazardous Materials” means any hazardous substances, hazardous wastes, hazardous materials, solid wastes, toxic substances, toxic wastes, radioactive materials, radioactive wastes, PCBs, asbestos, petroleum products and by-products, petroleum wastes, pollutants, contaminants, and any other substances, materials, chemicals or wastes (whether gaseous, liquid or solid) that are regulated pursuant to Environmental Health and Safety Requirements.

“HSR Act” has the meaning set forth in Section 5.3.

“Improvements” means any building or other structure located on the Owned Real Property with respect to which the Seller holds a fee ownership interest and that is used in connection with the operation of the Business.

“Incorporated Open Source Software” has the meaning set forth in Section 5.13(d).

“Indebtedness” of any Person means, without duplication, (a) the principal, accrued interest and other payment obligations (including any prepayment premiums, penalties or termination fees payable as a result of the consummation of the transactions contemplated hereby) in respect of (i) indebtedness of such Person for borrowed money and (ii) any indebtedness evidenced by notes, debentures, bonds or other similar instruments for the payment of which such Person is responsible or liable, (b) all obligations of such Person for the reimbursement of any obligor on any letter of credit, banker’s acceptance or similar credit transaction that has been drawn and not paid, (c) all obligations of such Person to pay the deferred purchase price of property or services, except trade accounts payable in the ordinary course of business, (d) all interest rate and currency swaps, caps, collars and similar agreements or hedging devices under which payments are obligated to be made by such Person, (e) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by such Person, (f) all obligations of such Person under leases which have been or should be, in accordance with GAAP, recorded as capital leases, (g) all indebtedness secured by any lien on any property or asset owned or held by such Person, and (h) all guarantees by such Person of the indebtedness of any other Person.

“Indemnitee” means any Person that is seeking indemnification from an Indemnitor pursuant to the provisions of this Agreement.

“Indemnitor” means any party hereto from which any Indemnitee is seeking indemnification pursuant to the provisions of this Agreement.

“Independent Expert” has the meaning set forth in Section 2.2(e).

“Intellectual Property” means all of the following anywhere in the world and all legal right, title or interest in the following arising under Law: (a) patents and applications for patents and all related reissues, reexaminations, divisions, renewals, extensions, provisionals, continuations and continuations in part; (b) copyright registrations and applications, copyrightable works, whether registered or unregistered, and pending applications to register the same, renewals and extensions in connection with any such registrations, and all other corresponding rights; (c) trade dress and trade names, logos, Internet addresses and domain names, trademarks and service marks and related registrations and applications, including any intent to use applications, supplemental registrations and any renewals or extensions, all other indicia of commercial source or origin and all goodwill associated with any of the foregoing; (d) inventions (whether patentable or unpatentable and whether or not reduced to practice), know how, technology, technical data, trade secrets, confidential business information, manufacturing and production processes and techniques, marketing and business data, advertising and promotional materials, customer, supplier lists and information, and other proprietary information; (e) computer software (including source, object code and executable code), firmware, development tools, algorithms, files, records, technical drawings and related documentation, data and manuals; and (f) databases and data collections.

“Intercompany Accounts” has the meaning set forth in Section 2.6(b).

“Inventory” has the meaning set forth in Section 5.23.

“IRS” means the U.S. Internal Revenue Service.

“Knowledge” of either the Seller or the Purchaser or the Seller’s Knowledge or the Purchaser’s Knowledge means, with respect to any fact or matter, the current actual knowledge after reasonable investigation of (a) with respect to the Seller, the persons set forth on Section 1.1(a) of the Seller Disclosure Schedule, and (b) with respect to the Purchaser, the management of the Purchaser, in each case such reasonable investigation to include inquiry by such persons of persons responsible for the matters at interest.

“Law” means any statute, law, ordinance, rule, regulation, code, statutory guidance or other requirement issued, promulgated or imposed by any Governmental Entity.

“Leased Real Property” means all real property leased by the Company.

“Leases” means all Contracts to which the Company is a party providing for the lease by the Company of Leased Real Property.

“Liabilities” means any and all debts, liabilities and obligations, whether direct or indirect, absolute or contingent accrued or unaccrued, matured or unmatured, disputed or undisputed, liquidated or unliquidated or due or to become due, whether determined or determinable, including those arising under any Law, Action, Order, Contract or Benefit Plan.

“Licensed Intellectual Property” means any Intellectual Property owned by any Person other than the Company and that is Related to the Business.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest or other similar encumbrance in respect of such property or asset.

“Losses” has the meaning set forth in Section 8.2.

“Management Agreement” has the meaning set forth in Section 3.2(d).

“Material Adverse Effect” means any event, occurrence, effect or change that, individually or in the aggregate, has had or would reasonably be expected to have a material adverse effect on the business, assets, properties, financial condition or results of operations of the Company, taken as a whole; provided, however, that Material Adverse Effect shall not include any event, occurrence, effect or change resulting from: (i) any change affecting general national, international, regional or local political, economic, financial or capital market conditions, including changes in interest or exchange rates; (ii) any change generally affecting the industries in which the Company operates; (iii) any change in applicable Law or GAAP, or any interpretation thereof; (iv) acts of war, sabotage or terrorism, or any escalation or worsening thereof; (v) any change relating to or arising from the execution or announcement of this Agreement or the execution or announcement or pendency of the Ancillary Agreements or any of the transactions contemplated hereby or thereby (but excluding any event, occurrence, effect or change resulting from any breach by the Seller of any of the provisions hereof ); (vi) any action contemplated by this Agreement or taken at the request of the Purchaser; and (vii) any failure of the Company to meet any projections (provided, however, that this clause (vii) shall not exclude the underlying cause of any such failure if such cause otherwise constitutes a Material Adverse Effect); provided, further, that any event, occurrence, effect or change that results from the matters set forth in clauses (i), (ii), (iii), or (iv) may be taken into account in determining whether a “Material Adverse Effect” has occurred, or would occur, in each case to the extent such any event, occurrence, effect or change has a materially disproportionate, adverse impact on the Company relative to other businesses operating in the industry in which the Company operates.

“Material Contract” has the meaning set forth in Section 5.15(b).

“Material Owned Intellectual Property” means (i) the Specified Owned Intellectual Property and (ii) any material Owned Intellectual Property, in all instances, for which applications or registrations have been filed or issued with the appropriate Governmental Entity.

“Notice of Objection” has the meaning set forth in Section 2.2(d).

“OFAC” has the meaning set forth in Section 5.25(a).

“Order” means any order, award, injunction, judgment, decree, ruling or verdict or other decision issued, promulgated or entered by or with any Governmental Entity of competent jurisdiction.

“Owned Intellectual Property” means all Intellectual Property owned by the Company and Related to the Business, including rights thereunder, remedies against past, present and future infringements thereof, and rights to protection of past, present and future interests therein under the laws of all jurisdictions.

“Owned Real Property” means all real property and interests in real property owned in fee by the Company and Related to the Business other than interests in real property that are included within the definition of Excluded Assets.

“Parent” has the meaning set forth in the Recitals.

“PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)).

“Permit” means any permit, authorization, approval, consent, license, franchise, right, certificate of occupancy, exemption or waiver, of, issued, granted, given or otherwise made available by or under the authority of, or registration with, any Governmental Entity or pursuant to any Law.

“Permitted Liens” means: (a) Liens for Taxes and other governmental charges and assessments which are not yet due or delinquent, are being contested in good faith in accordance with applicable Law; (b) workers’, carriers’ and mechanics’ or other similar Liens arising by operation of Law in the ordinary course of Business that are not material to the Business for sums not yet due or delinquent or which are being contested in good faith in accordance with applicable Law and do not result from a breach of any Contract or a violation of any Law; (c) zoning, building and land use Laws, ordinances, orders, decrees, restrictions and conditions imposed by any Governmental Entity; (d) Liens set forth on Section 1.1(b) of the Seller Disclosure Schedule; and (e) matters that are immaterial in character, amount and extent and which do not materially detract from the value or do not materially interfere with the present use of the affected asset; provided, however, that Permitted Liens shall not include any Liens, delinquencies or charges affecting any of the Owned Real Property or the Company’s interest in the Leased Real Property, which such Liens, delinquencies or other charges are released or paid, as applicable, by the Seller at or prior to Closing.

“Person” means any individual, corporation, limited liability company, partnership, association, joint stock company, trust, estate, joint venture, unincorporated entity, governmental entity or any other entity of any kind.

“Post-Closing Environmental Liabilities” means Liabilities to the extent arising out of or resulting from: (a) any violation of any applicable Environmental, Health and Safety Requirements by Purchaser, its Affiliates or any other Person under their control related to facts, circumstances or conditions to the extent arising after the Closing Date in connection with any Real Property or any of the assets of the Company; (b) the treatment, storage, transportation or disposal of Hazardous Materials by Purchaser, its Affiliates or any other Person under their control after the Closing Date at the Real Property; and (c) any environmental conditions at, on, in, under or from any Real Property to the extent caused, exacerbated or contributed to by the Purchaser, its Affiliates or any other Person under their control after the Closing Date.

“Pre-Closing Environmental Liabilities” means Liabilities to the extent arising out of or resulting from: (a) any violation of any applicable Environmental, Health and Safety Requirements in connection with the Business, Real Property or the assets of the Company with respect to the period on or prior to the Closing Date or relating to or resulting from conditions existing or activities or omissions to the extent occurring prior to the Closing Date; (b) the treatment, storage, transportation or disposal of Hazardous Materials on or prior to the Closing Date at the Real Property; (c) the ownership, operation, occupancy or redevelopment of any Real Property or any of the assets of the Business prior to the Closing Date; and (d) any environmental conditions at, on, in, under or from any Real Property existing prior to the Closing Date.

“Pre-Closing Tax Period” has the meaning set forth in Section 7.5(b).

“Public Official” has the meaning set forth in Section 5.25(c).

“Publications” means each of the publications referred to in Section 1.1(c) of the Seller Disclosure Schedule, and all of the Company’s rights to prepare, publish, sell and distribute such publications and any other publications, extensions (including websites) or spin offs derived from such publications or related thereto in all languages.

“Purchase Price” has the meaning set forth in Section 2.1.

“Purchaser” has the meaning set forth in the preamble hereto.

“Purchaser Confidential Information” has the meaning set forth in Section 7.1(b).

“Purchaser ERISA Affiliate” means any member of any trade or business (whether or not incorporated) (a) under common control within the meaning of Section 4001(b)(1) of ERISA with the Purchaser or (b) which together with the Purchaser is treated as a single employer under Section 414(t) of the Code.

“Real Property” has the meaning set forth in Section 5.12(c).

“Related to the Business” means used, held for use or acquired or developed for use, in each case primarily in the Business.

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, agents, advisors and consultants.

“Response Action” has the meaning set forth in Section 8.6(e).

“Review Period” has the meaning set forth in Section 2.2(d).

“Righthaven Copyrights” has the meaning set forth in Section 7.7(b).

“Section 338(h)(10) Election” has the meaning set forth in Section 7.8(e).

“Seller” has the meaning set forth in the preamble hereto.

“Seller Disclosure Schedule” has the meaning set forth in the preamble to Article V.

“Seller Source Code” has the meaning set forth in Section 5.13(d).

“Seller” has the meaning set forth in the preamble hereto.

“Share Purchase” has the meaning set forth in the Recitals.

“Shares” has the meaning set forth in the Recitals.

“Special Provisions” has the meaning set forth in Section 8.11.

“Specified Owned Intellectual Property” means the Owned Intellectual Property set forth in Section 1.1(d) of the Seller Disclosure Schedule.

“Specified Representations” has the meaning set forth in Section 8.1.

“Statement of Working Capital” has the meaning set forth in Section 2.2(c).

“Stephens APA” has the meaning set forth in the Recitals.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other legal entity of any kind of which (a) such Person (either alone or through or together with one or more of its other Subsidiaries) owns, directly or indirectly, more than 50% of the capital stock or other equity interests the holders of which are (i) generally entitled to vote for the election of the board of directors or other governing body of such legal entity or (ii) generally entitled to share in the profits or capital of such legal entity or (b) such Person or any other Subsidiaries of such Person is a general partner or managing member.

“Target Working Capital” means $4,000,000.00

“Tax Benefit” means any refund or other reduction in current cash Taxes payable.

“Tax Returns” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Taxes” means any and all federal, state, local, or foreign net or gross income, gross receipts, net proceeds, sales, use, ad valorem, value added, franchise, bank shares, withholding, payroll, employment, excise, property, transfer, real property transfer, deed, stamp, recording, documentary, registration, stock, alternative or add-on minimum, environmental, profits, windfall profits, transaction, license, lease, service, service use, occupation, severance, energy, unemployment, social security, workers’ compensation, capital, premium, and other taxes, duties or assessments of any nature imposed by any Taxing Authority (whether U.S., foreign, local, or otherwise) or political subdivision thereof, together with all interest, penalties and additions to tax, in each case whether disputed or not, and any obligations to indemnify or otherwise assume or succeed to the liability of any other Person with respect to any of the foregoing.

“Taxing Authority” means any Governmental Entity having jurisdiction with respect to any Tax.

“Third Party Claim” has the meaning set forth in Section 8.4(a).

“Third Party Defense” has the meaning set forth in Section 8.4(b).

“Transaction Expenses” means any liabilities or costs relating to (a) the fees and expenses incurred prior to the Closing by the Seller, the Company or any of their respective Affiliates in connection with this Agreement and the consummation of the transactions contemplated hereby (including any legal, accounting, financial advisory, consulting and all other fees and expenses of third parties in connection therewith) and (b) any retention, change in control, transaction bonus and other similar payments to be made to any current or former manager, officer or employee of the Company in connection with the transactions contemplated by this Agreement.

“Transition Services Agreement” has the meaning set forth in Section 3.2(c).

“Transitional Lease” means that certain lease agreement, substantially in the form attached hereto as Exhibit D.

“WARN” has the meaning set forth in Section 5.18(c).

“Working Capital” means, as at a specified date and without duplication, an amount equal to (a) the sum of all accounts and notes receivable (net), inventories (net), current prepaid assets and other current assets of the Business (including any premiums related to the group health plan(s) covering any Business Employees that are prepaid by the Seller), other than the Excluded Assets, but excluding current and deferred Tax assets (the “Current Assets”), minus (b) the sum of all accounts and notes payable, unexpired subscriptions and other current liabilities of the Company including, but not limited to Accrued Employee Liabilities (but excluding any amounts (i) that are abandoned property, or (ii) that are current and deferred Tax Liabilities) (the “Current Liabilities”). Working Capital shall be calculated in accordance with GAAP, applied in a manner consistent with the accounting principles set forth on Section 1.1(e) of the Seller Disclosure Schedule (the “Accounting Principles”). Working Capital as of the Closing Date shall not include Transaction Expenses.

“$” means United States dollars.

Section 1.2 Construction. For the purposes of this Agreement, except as otherwise expressly provided herein: (a) words using the singular or plural number also include the plural or singular number, respectively, and the use of any gender herein shall be deemed to include the other genders; (b) references herein to “Articles,” “Sections,” “subsections” and other subdivisions, and to Exhibits, Schedules, Annexes and other attachments, without reference to a document are to the specified Articles, Sections, subsections and other subdivisions of, and Exhibits, Schedules, Annexes and other attachments to, this Agreement; (c) a reference to a subsection or other subdivision without further reference to a Section is a reference to such subsection or subdivision as contained in the same Section in which the reference appears; (d) the words “herein,” “hereof,” “hereunder,” “hereby” and other words of similar import refer to this Agreement as a whole and not to any particular provision; (e) the words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation;” (f) all accounting terms used and not expressly defined herein have the respective meanings given to them under GAAP; (g) the word “or” shall not be exclusive; (h) a reference to any Person includes such Person’s successors and permitted assigns; (i) any reference to “days” shall mean calendar days unless

Business Days are expressly specified; (j) when calculating the period before which, within which or following which any act is to be done or step take pursuant to this Agreement, the date that is the reference date in calculating such period shall be excluded and if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (k) any reference to any Law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise; (l) whenever the phrase “made available” is used in reference to a document, such document shall be deemed to have been “made available” for purposes of Article II and Article V if such document was either made available for viewing in the “Project DB” electronic data room hosted by ShareFile (the “Data Room”) by (i) at least three Business Days prior to the date hereof or (ii) with respect to the documents listed on Section 1.01(f) of the Seller Disclosure Schedule, prior to the date hereof; (m) reference to any agreement, document, or instrument shall be deemed to refer to such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof; and (n) the effective date of this Agreement will in all instances remain December 10, 2015, and any references in this Agreement to “the date of this Agreement,” “the date hereof” and similar references will continue to refer to December 10, 2015.

ARTICLE II

PURCHASE AND SALE OF SHARES

Section 2.1 Purchase and Sale of Shares. Upon the terms and subject to the conditions set forth herein, at the Closing, the Purchaser shall purchase from the Seller, and the Seller shall sell, convey, transfer, assign and deliver to the Purchaser, all of the Shares, free and clear of all Liens. The consideration to be paid by the Purchaser to the Seller for the Shares (the “Purchase Price”) shall be an aggregate cash amount equal to the Cash Consideration (as determined in accordance with Section 2.2).

Section 2.2 Purchase Price Adjustment.

(a) For purposes of determining the aggregate cash amount to be paid by the Purchaser to the Seller at the Closing pursuant to Section 2.1, the Seller has prepared and delivered to the Purchaser a statement setting forth in reasonable detail the Seller’s estimate of Working Capital of the Business (the “Estimated Working Capital”), as of 11:59 p.m. Eastern Time on the Closing Date.

(b) The consideration payable at the Closing (the “Closing Cash Consideration”) shall be an amount equal to (i) Base Cash Consideration and (ii) (A) if Estimated Working Capital exceeds the Target Working Capital, plus an amount equal to the lesser of (1) the amount by which Estimated Working Capital exceeds the Target Working Capital and (2) $1,000,000.00 or (B) if the Target Working Capital exceeds the Estimated Working Capital, minus an amount equal to the lesser of (1) the amount by which Target Working Capital exceeds the Estimated Working Capital and (2) $1,000,000.00.

(c) Within 60 days after the Closing Date, the Seller will prepare, or cause to be prepared, and deliver to the Purchaser a statement (the “Statement of Working Capital”) setting forth the Seller’s calculation of the Working Capital, in each case as of 11:59 p.m. Eastern Time on the Closing Date (the “Closing Working Capital”).

(d) Upon receipt from the Seller, the Purchaser shall have 60 days to review the Statement of Working Capital (the “Review Period”). The Purchaser may engage an accounting firm at its sole expense to assist in its review of the Statement of Working Capital. During the period from the Closing through the end of the Review Period, the Purchaser and its Representatives will be permitted to review the Seller’s work papers, and other books and records of the Seller that are relevant to such calculations, and will have reasonable access, upon prior reasonable written request (for this purpose, email will be sufficient) during regular business hours, to the Seller’s personnel in connection with the review of the Statement of Working Capital and the calculation of Closing Working Capital. If the Purchaser disagrees with the Seller’s computation of Closing Working Capital, the Purchaser may, on or prior to the last day of the Review Period, deliver a notice to the Seller (the “Notice of Objection”), which sets forth its objections to the Seller’s calculation of Closing Working Capital; provided, however, that the Notice of Objection shall include only objections based on (i) non-compliance with the Accounting Principles, or (ii) mathematical or factual errors in the computation of Closing Working Capital. Any Notice of Objection shall specify those items or amounts with which the Purchaser disagrees, together with a detailed explanation of the reasons for disagreement with each such item or amount, and shall set forth the Purchaser’s calculation of Closing Working Capital based on such objections. To the extent not set forth in the Notice of Objection, the Purchaser shall be deemed to have agreed with the Seller’s calculation of all other items and amounts contained in the Statement of Working Capital.

(e) Unless the Purchaser delivers the Notice of Objection to the Seller within the Review Period, the Purchaser shall be deemed to have accepted the Seller’s calculation of Closing Working Capital and the Statement of Working Capital shall be final, conclusive and binding on the parties hereto. If the Purchaser delivers the Notice of Objection to the Seller within the Review Period, the Seller and the Purchaser shall, during the 30 days following such delivery or any mutually agreed extension of such time period, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Closing Working Capital. If, at the end of such period or any mutually agreed extension thereof, the Purchaser and the Seller are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to BDO USA, LLP (the “Independent Expert”) or, if such firm is unwilling or unable so to act, each of the Purchaser and the Seller shall select one such firm and those two firms shall select a third firm, which third firm shall be the “Independent Expert.” The parties shall instruct the Independent Expert promptly to determine, solely with respect to the disputed items set forth in the Notice of Objection that remain unresolved as of the submission to the Independent Expert, whether and to what extent, if any, the Closing Working Capital set forth in the Statement of Working Capital requires adjustment pursuant to this Section 2.2. The Independent Expert shall base its determination solely on written submissions by the Purchaser and the Seller (and the terms of this Agreement) and not on an independent review. The Purchaser and the Seller shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. The parties shall request that the Independent Expert deliver to the Purchaser and the Seller, as promptly as practicable but in no event later than 45 days after its retention, a written report that sets forth its resolution of the disputed items and amounts and its calculation of Closing Working Capital; provided, however, that with respect to each disputed item in relation to the computation of the Closing Working Capital, the Independent Expert shall adopt the position of either the Seller or the Purchaser with respect to such item. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be allocated between the parties based upon the percentage which the portion of the contested amount not awarded to each party bears to the amount actually contested by such party.

(f) Within three Business Days after Closing Working Capital has been finally determined pursuant to this Section 2.2:

(i) if Closing Working Capital exceeds Estimated Working Capital, and Estimated Working Capital exceeded Target Working Capital for purposes of Section 2.2(b), the Purchaser shall pay to Seller, in the manner and with interest as provided in Section 2.2, an amount of cash equal to the lesser of (1) the excess of Closing Working Capital over Estimated Working Capital and (2) the excess of $5,000,000 over Estimated Working Capital (or, if there is no such excess, zero); or

(ii) if Closing Working Capital exceeds Estimated Working Capital, and Target Working Capital exceeded Estimated Working Capital for purposes of Section 2.2(b), the Purchaser shall pay to Seller, in the manner and with interest as provided in Section 2.2, an amount of cash equal to the sum of (1) the excess of Closing Working Capital over Target Working Capital (or, if less, $1,000,000) and (2) the excess of Target Working Capital over Estimated Working Capital (or, if less, $1,000,000); or

(iii) if Closing Working Capital is less than Estimated Working Capital, and Estimated Working Capital exceeded Target Working Capital for purposes of Section 2.2(b), the Seller shall pay to Purchaser, in the manner and with interest as provided in Section 2.2, an amount of cash equal to sum of (1) the excess of Target Working Capital over Closing Working Capital (or, if less, $1,000,000) and (2) the excess of Estimated Working Capital over Target Working Capital (or, if less, $1,000,000); or

(iv) if Closing Working Capital is less than Estimated Working Capital, and Target Working Capital exceeded Estimated Working Capital for purposes of Section 2.2(b), the Seller shall pay to Purchaser, in the manner and with interest as provided in Section 2.2, an amount of cash equal to the lesser of (1) the excess of Estimated Working Capital over Closing Working Capital and (2) the excess of Estimated Working Capital over $3,000,0000 (or if there is no such excess, zero).

(g) Any payment required to be made pursuant to Section 2.2(f) shall be made by the party required to make such payment by wire transfer of immediately available funds to an account designated in writing by the party entitled to receive such payment at least one Business Day prior to such transfer. The amount of any such payment shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the “prime rate” as published in the Wall Street Journal, Eastern Edition, in effect from time to time during the period from the Closing Date to but excluding the date of payment. Such interest shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed, without compounding.

Section 2.3 Purchase Price Allocation; Withholding.

(a) If the Purchaser elects to make a Section 338(h)(10) Election, then within 120 days following the final determination of Closing Working Capital pursuant to this Section 2.2, the Purchaser will deliver to the Seller a schedule (the “Allocation Schedule”) allocating the aggregate consideration payable to the Seller hereunder among the assets of the Company. The Allocation Schedule will be prepared in accordance with Section 338(h)(10) and Section 1060 of the Code and the Treasury Regulations promulgated thereunder (and, if applicable, any similar provision under any state, local or foreign Law). The Seller agrees that, within ten days following its receipt of the Allocation Schedule, the Seller will review and comment on the Allocation Schedule and, absent objection, will sign and return an executed copy thereof to the Purchaser or discuss with the Purchaser any reasonably requested revisions to the Allocation Schedule and then sign and return an executed copy of the Allocation Schedule as revised by the Purchaser following such discussion with the Seller. The Purchaser and the Seller agree to file all federal, state, local and foreign Tax Returns in accordance with the Allocation Schedule (as originally proposed or as revised, as the case may be) and not to take, or cause to be taken, any action that would be inconsistent with or prejudice the Section 338(h)(10) Election. The Seller will include any income, gains, loss, deduction or other tax items resulting from the Section 338(h)(10) Election on its Tax Returns to the extent required by applicable Law.

(b) Notwithstanding anything to the contrary in this Agreement or any Ancillary Agreement, the Purchaser and each of its respective Affiliates and agents (including the Company after the Closing) will be entitled to deduct and withhold, or cause to be deducted and withheld, from the consideration otherwise payable under this Agreement or any Ancillary Agreement, such amounts as it is required to deduct and withhold under the Code or any other Law. To the extent that amounts are so deducted or withheld, they will be treated for all purposes of this Agreement as having been delivered and paid to such Person in respect of which such deduction and withholding was made.

Section 2.4 Consents. The Purchaser acknowledges that consents and waivers with respect to the transactions contemplated by this Agreement and the Ancillary Agreements may be required from parties to Contracts to which the Company is a party, as listed on the Seller Disclosure Schedule, and that such consents and waivers may not have been obtained as of the Closing. The Seller agrees (x) to give all required notices to third parties, and (y) to use commercially reasonable efforts to obtain all such third-party consents and waivers, without any material conditions to such consent or waiver or changes or modifications of terms thereunder. If any such consent or waiver is not obtained prior to Closing, the Seller and the Purchaser shall cooperate in any reasonable arrangement pursuant to which (A) the Seller and the Purchaser shall both use commercially reasonable efforts to obtain all such consents (it being understood that any reasonable payments required to obtain such consents will be borne by the Seller) and (B) the Seller shall, to the greatest extent permitted by Law and any such Contract (including by acting as an agent of the Purchaser), hold such Contract or any claim, right or benefit arising thereunder or resulting therefrom in trust for the benefit of the Purchaser such that the Purchaser receives the interest of the Seller in the benefits therefrom, net of any reasonable expenses incurred by the Seller or any Affiliate thereof in connection with such arrangement until such time as such authorization, approval, consent or waiver is obtained. To the extent Seller lists a Contract on Section 2.4 of the Seller Disclosure Schedule as requiring a consent or waiver in connection with the transactions contemplated by this Agreement, the Purchaser agrees that except as provided in this Section 2.4 or Section 8.2, the Seller shall not have any liability to the Purchaser arising out of or relating to the failure to obtain any consents or waivers that may be required with respect to such Contracts in connection with the transactions contemplated by this Agreement or the Ancillary Agreement or because of the termination of any such Contract as a result thereof.

Section 2.5 Misallocated Transfers. If, at any time from and after the Closing, any party hereto (or any of their respective Affiliates, as applicable) discovers that it or any of its Affiliates is the owner of, receives or otherwise comes to possess any asset (including the receipt of payments made pursuant to Contracts and proceeds from accounts receivable) or is liable for any Liability that is attributable to any other party to this Agreement or any Ancillary Agreement (except as a result of any acquisition of assets or assumption of Liabilities for value subsequent to the Closing), such party will promptly convey, transfer, assign and deliver such asset or assign, or cause to be assigned, such asset or Liability, as the case may be, to the Person so entitled thereto or responsible therefor (and the relevant party will cause such entitled Person to accept such asset or assume, perform and fulfill when due and, to the extent applicable, comply with, such Liability).

Section 2.6 Termination of Intercompany Agreements.

(a) Except as set forth on Section 2.6 of the Seller Disclosure Schedule, the Company, on the one hand, and the Seller, on behalf of itself, each of its Affiliates and each of its and their respective shareholders, members or partners (other than the Company), on the other hand, hereby terminate any and all Contracts between or among the Company, on the one hand, and the Seller, any of its Affiliates or any of its or their respective shareholders, members or partners (other than the Company), on the other hand, effective without further action as of the Closing. No such Contract (including any provision thereof which purports to survive termination) will be of any further force or effect after the Closing, and all parties will be released from all liabilities thereunder. Each party will, at the reasonable request of any other party, take, or cause to be taken, such other actions as may be necessary to effect the foregoing.

(b) The Seller will cause all of the intercompany receivables, payables, loans and other accounts, rights and Liabilities between the Company, on the one hand, and the Seller or any of its Affiliates, on the other hand, in existence as of immediately prior to the Closing (collectively, the “Intercompany Accounts”) to be settled such that, as of the Closing, there are no Intercompany Accounts outstanding.

(c) The provisions of Section 2.6(a) will not apply to this Agreement and the Ancillary Agreements (and each other Contract expressly contemplated by this Agreement or any Ancillary Agreement to be entered into or continued by any of the parties hereto or any of their respective Affiliates).

ARTICLE III

CLOSING

Section 3.1 Closing Date. The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place simultaneously with the execution hereof. The date hereof which is also the date on which the Closing occurs is referred to herein as the “Closing Date,” and the Closing will be deemed effective as of 11:59 pm Eastern Time on the Closing Date.

Section 3.2 Deliveries by the Seller at the Closing. Simultaneously with the execution hereof, the Seller shall deliver to the Purchaser the following (unless otherwise agreed by the Seller and the Purchaser):

(a) certificates representing the Shares (“Share Certificates”), duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto;

(b) the resignations of all officers, managers and members of the Board of Directors of the Company and all committees thereof, in each case from their positions to such, in a form reasonably satisfactory to the Purchaser;

(c) a Transition Services Agreement in the form of Exhibit E (the “Transition Services Agreement”), duly executed by GateHouse Media, LLC and the Company

(d) a Management and Advisory Agreement in the form of Exhibit F (the “Management Agreement”), duly executed by GateHouse Media, LLC;

(e) the Transitional Lease duly executed by the Seller;

(f) a certificate in a form reasonably satisfactory to the Purchaser, properly completed and duly executed by the Seller certifying as to the non-foreign status of the Seller in accordance with Treasury Regulation Section 1.1445-2(b); and

(g) all other Ancillary Agreements and any other certificates, instruments and other documents required to be delivered by the Seller to the Purchaser on or before the Closing pursuant to this Agreement, or as may reasonably be requested by the Purchaser in order to consummate the transactions contemplated hereby.

Section 3.3 Deliveries by the Purchaser at the Closing. Simultaneously with the execution hereof, the Purchaser shall (unless otherwise agreed by the Seller and the Purchaser):

(a) deliver to Seller the Closing Cash Consideration by wire transfer of immediately available funds to an account or accounts designated in writing by the Seller to the Purchaser no later than three Business Days prior to the Closing Date;

(b) deliver to the Seller the Transitional Lease duly executed by the Purchaser;

(c) deliver to the Seller the Transition Services Agreement, duly executed by the Purchaser;

(d) deliver to the Seller all other Ancillary Agreements and any other certificates, instruments and other documents required to be delivered by the Purchaser to the Seller on or before the Closing pursuant to this Agreement, or as may reasonably be requested by the Seller in order to consummate the transactions contemplated hereby.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF THE SELLER AS OF MARCH 18, 2015

The Seller represents and warrants to the Purchaser that each statement contained in Article IV of the Stephens APA was true and correct as of March 18, 2015 (or if made as of a specified date, as of such date), except as set forth in the corresponding section of the Seller Disclosure Schedule (as defined in the Stephens APA). All capitalized terms in Article IV of the Stephens APA shall have the meanings given to such terms in the Stephens APA. All references to time periods “prior to the date hereof” in the Stephens APA will be deemed to be references to time periods prior to March 18, 2015 for this purpose.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF THE SELLER AS OF THE DATE HEREOF

The Seller represents and warrants to the Purchaser that each statement contained in this Article V is true and correct as of the date hereof (or if made as of a specified date, as of such date), except as set forth in the corresponding section of the disclosure schedule (applying the principles set forth in Section 9.13) dated and delivered as of the date hereof by the Seller to the Purchaser (collectively, the “Seller Disclosure Schedule”). The Seller Disclosure Schedule has been arranged in sections corresponding to the Sections of this Article V and other Sections of this Agreement that may reference the Seller Disclosure Schedule.

Section 5.1 Organization and Good Standing. Each of the Seller and the Company is duly organized, validly existing and in good standing (in the case of good standing, to the extent such state recognizes such concept) under the Laws of the jurisdiction of its organization, has all requisite power and authority to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification (in the case of good standing, to the extent such state recognizes such concept), except where the failure to be so qualified would not, individually or in the aggregate, reasonably be expected to be material to the Company.

Section 5.2 Authority and Enforceability. Each of the Seller and the Company has the requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. Each of the Seller, the Company and their respective Affiliates has the requisite power and authority to enter into the Ancillary Agreement to which it is a party and to consummate the transactions contemplated thereby. The execution and delivery by each of the Seller and the Company of this Agreement and each of the Company, the Seller and their respective Affiliates of each Ancillary Agreement to which the Seller, the Company or their respective Affiliates is a party, and the consummation of the transactions contemplated hereby and thereby, have been duly authorized by all necessary entity action on the part of the Seller, the Company and their respective Affiliates, as applicable. This Agreement has been duly executed and delivered by each of the Seller and the Company and, assuming the due authorization, execution and delivery hereof by each of the other parties hereto, this Agreement constitutes legal, valid and binding obligations of the Seller and the Company, enforceable against the Seller and the Company in accordance with its terms, except as such enforceability may be limited by bankruptcy, insolvency and similar Laws and for the availability of injunctive relief and other equitable remedies. Upon execution, the Ancillary Agreements will be, duly executed and delivered by each of the Seller, the Company and their respective Affiliates that are party thereto and, assuming the due authorization, execution and delivery thereof by each of the other parties thereto, upon execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Seller, the Company and each of their respective Affiliates, enforceable against the Seller, the Company and each of their respective Affiliates in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and similar Laws and for the availability of injunctive relief and other equitable remedies.

Section 5.3 Noncontravention. Assuming all consents, approvals, authorizations and other actions described in Section 5.6 have been obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Seller, the Company and their respective Affiliates, as applicable, do not (a) conflict with the certificate of incorporation, bylaws or other constitutive or governing documents of the Seller, the Company or their respective Affiliates, (b) violate any Law or Order applicable to the Seller, the Company, their respective Affiliates or the Business or by which the Seller, the Company, their respective Affiliates or the Business may be bound or affected, or (c) conflict with, result in any breach of, constitute a default (or an event that, with notice or lapse of time or both, would become a default) under or give to any Person any rights of termination, acceleration, modification, consent, notice or cancellation of, any Material Contract to which the Seller, the Company or their respective Affiliates is a party, or (d) require approval of any Governmental Entity (it being understood that no representation whatsoever is being made by the Seller or the Company about any approvals that may or may not be required in connection with or under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”) and that the Seller shall have no liability in connection therewith (including but not limited to pursuant to the actions/inactions being taken by the Purchaser in connection therewith)), except, in the case of the immediately preceding clauses (b), (c) and (d), where such violation, breach, default, termination, acceleration or cancellation would not, individually or in the aggregate, reasonably be expected to materially impair the Seller’s ability to consummate the transactions contemplated by this Agreement.

Section 5.4 Company Capital Stock; Subsidiaries.

(a) The Capital Stock consists of 1,000 shares of Common Stock, of which only the Shares have been issued and are outstanding. All of the Shares have been duly authorized and validly issued, are fully paid and non-assessable and were not issued in violation of any preemptive or similar rights created by statute, the certificate of incorporation, bylaws or other constitutive or governing documents of the Company or any agreement to which the Company is a party or by which the Company is bound, and have been issued in compliance with applicable federal and state securities or “blue sky” Laws. Other than the Shares, there are no other issued or outstanding shares of Capital Stock.

(b) There are no outstanding options, warrants, calls, rights of conversion or other rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the Capital Stock to which the Company is a party, or by which it is bound, obligating the Company to issue, deliver or sell, or cause to be issued, delivered or sold, any shares of Capital Stock.

(c) There are (i) no rights, agreements, arrangements or commitments of any kind or character, whether written or oral, relating to the Capital Stock to which the Company is a party, or by which the Company is bound, obligating the Company to repurchase, redeem or otherwise acquire any issued and outstanding shares of Capital Stock, (ii) no outstanding or authorized stock appreciation, phantom stock, profit participation, or other similar rights with respect to the Company, and (iii) no voting trusts, stockholder agreements, proxies or other agreements or understandings in effect to which the Company is a party, or by which it is bound, with respect to the governance of the Company or the voting or transfer of any shares of Capital Stock.

(d) The Company does not own any equity interest in any other Person.

Section 5.5 Ownership of Shares. The Seller is the record and beneficial owner of the Shares, free and clear of any Liens other than restrictions on the transfer of such Shares imposed under federal and state securities or “blue sky” Laws. The Seller has no other options, warrants or other rights to purchase or otherwise acquire any shares of Capital Stock. The Seller is not a party to any Contract nor subject to any Action pursuant to which the Seller is or may be required to sell, deliver or transfer any of the Shares owned by the Seller to any other Person, or otherwise dispose of the Shares. The Seller has the sole right to transfer the Shares owned of record by the Seller to the Purchaser. Upon payment for the Shares as contemplated by this Agreement, the Purchaser will acquire from the Seller good title to the Shares, free and clear of all Liens except for Liens in favor of the Purchaser arising out of, under or in connection with this Agreement and other than restrictions on the transfer of such Shares under applicable federal and state securities Laws.

Section 5.6 Governmental Approvals. No Permit or Order of, registration, declaration or filing with, or notice to, any Governmental Entity is required by the Seller or the Company in connection with the execution and delivery of this Agreement and the Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby or in order to prevent the termination of any right, privilege, license or qualification of the Business, provided that neither the Seller nor the Company makes any representation or warranty with respect to filings that may be required under the HSR Act.

Section 5.7 Financial Statements; No Undisclosed Liabilities.

(a) Set forth in Section 5.7 of the Seller Disclosure Schedule are (i) the balance sheet of the Business as of December 31, 2014 and the related statements of income and cash flows for the fiscal year ended December 31, 2014, which are derived from the audited consolidated financial statements of Stephens Media LLC, and (ii) the unaudited consolidated balance sheet as of September 27, 2015 (the “Latest Balance Sheet”) and the related statements of income and cash flows for the nine-month fiscal period ended on such date, which are derived from the unaudited consolidated financial statements of New Media Investment Group Inc. (collectively, the “Financial Statements”). The Financial Statements have been prepared from the Books and Records and fairly present in all material respects the financial position of the Business as of the indicated dates and the results of operations and cash flows of the Business for the specified periods in accordance with GAAP subject to normal period-end audit adjustments (which adjustments are not, individually or in the aggregate, material in nature or amount) and the absence of notes.

(b) The Company maintains systems of internal accounting controls sufficient to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP. There are no significant deficiencies or material weaknesses (as such terms are defined in Regulation S-X) in the Company’s internal controls likely to adversely affect the Company’s ability to record, process, summarize and report financial information. There has not been any fraud that involves management or other employees of the Seller who have a significant role in the internal controls over financial reporting relating to the Business.

(c) The Company and the Business do not have any Liabilities of any nature that are required to be set forth on the face of an audited consolidated balance sheet (excluding any note disclosure) prepared in accordance with GAAP, except for Liabilities (i) reflected on the Latest Balance Sheet, (ii) incurred in the ordinary course of business since the Balance Sheet Date or which would be included in the calculation of Working Capital, or (iii) that would not reasonably be expected to be, individually or in the aggregate, material to the Business.

Section 5.8 Taxes. With respect to Taxes:

(a) the Company has timely filed (or caused to be timely filed) all Tax Returns that it was required to file. All such Tax Returns were true and correct in all material respects. The Company currently is not the beneficiary of any extension of time within which to file any Tax Return. There are no Liens for Taxes (other than Permitted Liens) upon any of the assets of the Company. The Company has withheld (or caused to be withheld) all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party, and all withheld amounts have been timely paid to the appropriate Taxing Authority in accordance with applicable Law;

(b) the Company has timely paid all Taxes required to have been paid (whether or not shown as due on any Tax Return) and all Taxes due in connection with the operations of the Company prior to the Closing Date have been or will be timely paid in full, and, if not yet due and payable, have been reserved for in the Financial Statements to the extent required by GAAP as of the date thereof. The Company has not incurred any Liability for Taxes following the Balance Sheet Date other than Taxes incurred in the ordinary course of business;

(c) there is no dispute or claim concerning any Tax liability of the Company claimed or raised by any authority in writing;

(d) the Company has not waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency;

(e) no Governmental Entity of a jurisdiction in which the Company does not file Tax Returns has notified the Company that it may be liable to file Tax Returns in such jurisdiction; and

(f) no Governmental Entity of a jurisdiction in which the Company does not file Tax Returns has notified the Company that it may be liable to file Tax Returns in such jurisdiction, and the Company has not received any inquiry from any Taxing Authority regarding its activities in any state where a Tax Return has not been filed;

(g) the Company is not party to or bound by any Tax indemnity, Tax sharing, Tax allocation or other similar agreement;

(h) the Company has not been, since March 18, 2015, a “distributing corporation” or a “controlled corporation” in a transaction purported or intended to be governed by Section 355 of the Code;

(i) the Company has not engaged or otherwise participated in a transaction that constitutes a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b) (or any comparable provision of state or local Law);

(j) the Company is not subject to any private letter ruling of the IRS or any comparable rulings of any Taxing Authority;

(k) the Company will not be required to include any item of income in, or exclude any item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of (i) any installment sale or other transaction on or prior to the Closing Date, (ii) any prepaid amount received on or prior to the Closing Date, (iii) any deferred intercompany gain or excess loss account described in Treasury Regulations under Section 1502 of the Code (or any corresponding or similar provision of state, local or foreign Law) arising on or prior to the Closing Date, (iv) any closing agreement within the meaning of Section 7121 of the Code (or any corresponding or similar provision of state, local or foreign Law) entered into on or prior to the Closing Date, or (v) any election under Section 108(i) of the Code; and

(l) the Company is not a party to or bound by any closing agreement, offer in compromise or other similar agreement with any Governmental Entity relating to Taxes.

Section 5.9 Compliance with Law. The Company is conducting, and has since March 18, 2015 conducted, the Business in compliance with all applicable Laws, including Laws relating to privacy, data protection and the collection, retention, protection and use of personal information collected, except for any such failure to be conducted in compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

Section 5.10 Business Permits.

(a) The Company owns or holds all Permits used or held for use or Related to the Business as currently conducted or for the ownership and use of the assets of the Company (the “Business Permits”), except where the failure to own, hold or lawfully use any such Business Permit would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(b) Section 5.10 of the Seller Disclosure Schedule lists all of the material Permits used or held for use or Related to the Business as currently conducted or for the ownership and use of the assets. Except as disclosed in Section 5.10 of the Seller Disclosure Schedule, each Permit listed on Section 5.10 of the Seller Disclosure Schedule, (i) is owned, held or lawfully used by the Company in the operation of the Business, and (ii) is valid and in full force and effect. Since March 18, 2015, the Company has not received notice regarding any violation of, conflict with, failure to comply with the terms of, or any revocation, withdrawal, termination, cancellation, suspension or modification of, any Permit listed on Section 5.10 of the Seller Disclosure Schedule. The Company is not in default, nor has the Company received written notice since March 18, 2015 (or, to the Knowledge of Seller, since March 18, 2015, any other notice) of any claim of default, with respect to any Permit listed on Section 5.10 of the Seller Disclosure Schedule.

Section 5.11 Title to Personal Properties; Condition of Tangible Assets; Sufficiency of Assets.

(a) The Company has good title to, or valid lease or license to, all personal property and assets material to the operation of the Business, free and clear of all Liens except for Permitted Liens.

(b) The assets of the Company, in the aggregate, that are tangible property are in such operating condition and repair (subject to normal wear and tear), that they are, taken as a whole, sufficient to conduct the Business as it is currently being conducted; provided, however, that no representations or warranties with respect to the condition of assets are being made with respect to Excluded Assets.

(c) Except as set forth in Section 5.11 of the Seller Disclosure Schedule (the “Excluded Assets”), the Company owns or leases all machinery, equipment and other tangible assets necessary for the conduct of the Business in all material respects, as conducted as of the date hereof.

(d) Except for the Excluded Assets and the rights granted to the Purchaser under the Ancillary Agreements, the assets of the Company constitute all of the rights, property and assets used in the Business as of the date hereof and sufficient for the Purchaser to conduct the Business after the Closing in all material respects as the Business is currently conducted and in compliance with applicable Law except for any such failure to be conducted in compliance that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

Section 5.12 Real Property.

(a) Section 5.12(a) of the Seller Disclosure Schedule sets forth the address of each parcel of Owned Real Property. With respect to each parcel of Owned Real Property:

(i) the Company has good and marketable fee simple title, free and clear of all Liens, except Permitted Liens;

(ii) the Company has not leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof;

(iii) other than the rights of the Purchaser pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein;

(iv) none of the Owned Real Property or any improvement thereon is subject to any governmental decree or order to be sold or is being condemned, expropriated or otherwise taken by any Governmental Entity with or without payment of compensation therefor and the Company has not received written notice of any condemnation, expropriation or other proceeding in eminent domain;

(v) the Company’s use of and all improvements on the Owned Real Property conform in all material respects to applicable Laws and the Company has not received any written notice of any violation of such Laws;

(vi) none of the Owned Real Property is subject to any easements, encroachments, or other matters that would be shown by a complete and accurate survey of such Owned Real Property and that would adversely affect the use and operation of such Owned Real Property as currently used and operated in any way reasonably expected to be material to the Business; and

(vii) to the Knowledge of the Seller, each Owned Real Property is located at the address listed for such Owned Real Property on Section 5.12(a) of the Seller Disclosure Schedule; and all Improvements are located wholly upon the Owned Real Property.

(b) Section 5.12(b) of the Seller Disclosure Schedule sets forth the address of each parcel of Leased Real Property. A true, correct and complete copy of each of the Leases has been made available to Purchaser. With respect to each of the Leases:

(i) the Company has a valid leasehold estate in the Leased Real Property subject to such Lease, free and clear of all Liens, other than Permitted Liens;

(ii) such Lease is in full force and effect, the Company has not received any written notice of a breach of default thereunder, and to the Knowledge of the Seller, no event has occurred that, with notice or lapse of time or both, would constitute a material breach or material default thereunder;

(iii) except for those Leases for which consents to the transactions contemplated hereby are obtained pursuant to Section 2.4 hereof, the transactions contemplated by this Agreement do not require the consent of any other party to such Lease and will not result in a breach of or default under such Lease, and will not otherwise cause such Lease to cease to be legal, valid, binding, enforceable and in full force and effect following the Closing;

(iv) since March 18, 2015, all rents, deposits and additional amounts due pursuant to such Lease have been paid in full;

(v) the full amount of security required under each Lease is on deposit thereunder;

(vi) the Company does not owe, or will not owe in connection with the transactions contemplated by this Agreement, any brokerage commissions or finder’s fees with respect to such Lease;

(vii) the other party to such Lease is not an Affiliate of, and otherwise does not have any economic interest, in the Company;

(viii) the Company has not subleased, licensed or otherwise granted any Person the right to use or occupy the Leased Real Property or any portion thereof;

(ix) other than Permitted Liens, the Company has not collaterally assigned such Lease or granted any other Lien, other than Permitted Liens, on its leasehold interest under any Lease; and

(x) the Company’s use of and all improvements on the Leased Real Property conform in all material respects to applicable Laws and, since March 18, 2015, the Company has not received any written notice of any violation of any such Laws.

(c) The Owned Real Property and the Leased Real Property (collectively, the “Real Property”) comprise all of the real property currently used in the Business.

(d) Since March 18, 2015, the Company has not received any written notice of a violation, relating to the Real Property, of any Law from any Governmental Entity, except as would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(e) The Real Property is in a condition sufficient for the operation of the Business as currently conducted.

(f) To the Knowledge of the Seller, the operation of the Business at the Owned Real Property does not violate in any material respect any recorded easement, covenant, condition, restriction or similar provision in any instrument of record affecting such Owned Real Property.

Section 5.13 Intellectual Property.

(a) The Owned Intellectual Property and the conduct of the Business is not interfering with, infringing upon or misappropriating any Intellectual Property rights of third parties, and, since March 18, 2015, the Company has not received any written charge, complaint, claim, demand or notice alleging any such interference, infringement or misappropriation (including any claim that the Company must license or refrain from using any Intellectual Property rights of any third party) except for matters described in this sentence that would not, individually or in the aggregate, reasonably be expected to be material to the Business. To the Knowledge of the Seller, no third party is interfering with, infringing upon or misappropriating any Intellectual Property rights of the Company with respect to the Owned Intellectual Property.

(b) Section 5.13(b) of the Seller Disclosure Schedule identifies all Material Owned Intellectual Property, and identifies each material license, agreement or other permission that the Company has granted to any third party with respect to any of its Owned Intellectual Property. With respect to each item of Intellectual Property identified in Section 5.13(b) of the Seller Disclosure Schedule:

(i) the Company possess all right, title and interest in and to the item, free and clear of any Lien, license or other restriction, other than a Permitted Lien;

(ii) no loss or expiration of the item is threatened, pending or reasonably foreseeable, except for patents expiring at the end of their statutory terms;

(iii) the item is not subject to any outstanding injunction, judgment, order, decree, ruling or charge;

(iv) no Action is pending, or to the Knowledge of the Seller, except as listed on Section 5.13(b)(iv) of the Seller Disclosure Schedule, is threatened that challenges the legality, validity, enforceability, use or ownership of the item; and

(v) the Company is not currently party to any agreement to indemnify any Person for or against any interference, infringement or misappropriation with respect to the item.

(c) Since March 18, 2015, none of the Company nor any Person acting on the Company’s behalf has disclosed, delivered or licensed to any Person, agreed to disclose, deliver or license to any Person, or permitted the disclosure or delivery to any escrow agent or other Person of any source code owned by the Company and Related to the Business (“Seller Source Code”). To the Knowledge of the Seller, no event has occurred since March 18, 2015, and no circumstance or condition exists, that (with or without notice or lapse of time or both) will, or would reasonably be expected to, result in the disclosure or delivery by or on behalf of the Company of any Seller Source Code. Seller Source Code includes any software source code of any Owned Intellectual Property.

(d) No software or other material that is or contains “freeware,” “free software,” “open source software” or is distributed under a similar licensing or distribution model (including but not limited to the GNU General Public License) that (i) the Company’s licenses to a third party in connection with the Business; (ii) the Company provides on a software-as-a-service or similar basis in connection with the Business; or (iii) is otherwise incorporated into, combined with, or distributed in conjunction with any of the Seller’s products or services in connection with the Business (collectively, “Incorporated Open Source Software”) is being so licensed or distributed by the Company. To the Knowledge of the Seller, no Incorporated Open Source Software in any way infringes the rights of any other Person’s Intellectual Property. The Company’s use or distribution of each component of Incorporated Open Source Software with or in software products complies with all material provisions of the applicable license agreement, and in no case does such use or distribution give rise under such license agreement to any rights in any third parties under any Owned Intellectual Property or obligations for the Company with respect to any Owned Intellectual Property, including without limitation any obligation to disclose or distribute any such Owned Intellectual Property in source code form, to license any such Owned Intellectual Property for the purpose of making derivative works, or to distribute any such Owned Intellectual Property without charge.

(e) The conduct of the Business is not interfering with or violating any Person’s right of publicity or privacy, and, since March 18, 2015, the Company has not received any written charge, complaint, claim, demand or notice alleging any such interference or violation except for matters described in this sentence that would not, individually or in the aggregate, reasonably be expected to be material to the Business.

(f) The consummation of the transactions contemplated hereby will not result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Seller’s right to own, use, or hold for use any Business Intellectual Property.

(g) The Company takes reasonable measures to ensure that its systems and data are protected against unauthorized access, use, modification, disclosure, or other misuse, including through administrative, technical, and physical safeguards.

Section 5.14 No Material Adverse Effect. Since the Balance Sheet Date to the date hereof, (a) no event, occurrence, effect or change has occurred that, individually or in the aggregate, has had or would reasonably be expected to have a Material Adverse Effect and (b) the Company has conducted the Business, in all material respects, in the ordinary course of business consistent with past practice during the Company’s period of ownership.

Section 5.15 Contracts.

(a) Section 5.15(a) of the Seller Disclosure Schedule sets forth the following Contracts to which the Company is party, or by which the Company is bound, or which are Related to the Business:

(i) Leases;

(ii) any Collective Bargaining Agreement;

(iii) all Contracts relating to or evidencing Indebtedness of the Business or the Company in connection with the Business, including grants of security interests, notes, debentures, bonds, letters of credit, loans (other than to employees for travel expenses in the ordinary course of the Business consistent with past practice), or guarantees, pledges or undertakings of the Indebtedness of any other Person, in each case in excess of $500,000;

(iv) any partnership, joint venture or similar Contract, or Contract for the sharing of profits, losses, costs or liabilities of the Company with any other Person;

(v) all Contracts that relate to the Business that limit or purport to limit the ability of the Company or any successor to the Business to conduct the Business, or any material portion thereof, in any geographic area or during any period that would be binding on the Purchaser following the Closing;

(vi) all employment agreements providing for annual compensation in excess of $150,000 and Contracts with independent contractors or consultants (or similar arrangements) other than the standard form independent contractor agreements with carriers;

(vii) Contracts Related to the Business (including each material license, agreement, or other permission related to the Business that the Company has granted to any third party with respect to any of its Owned Intellectual Property) that, (i) by their terms, provide for, or that, to the Knowledge of the Seller, are expected to involve, payment or receipt by the Company of aggregate annual payments to or from the Company in excess of $500,000, or (ii) were entered into outside the ordinary course of business;

(viii) Contracts relating to material acquisitions or dispositions of assets or businesses that were consummated after March 18, 2015;

(ix) Contracts used in the operation or conduct of the Business or the Company entered into outside the ordinary course of business to which the Company is a party or to which the Company or the Business is bound or subject and that has an aggregate future liability to any Person in excess of $500,000; and

(x) any other Contract of the Company that is material to the Business, taken as a whole.

(b) Each Contract listed or required to be listed in Section 5.15(a) of the Seller Disclosure Schedule (collectively, the “Material Contracts”), is legal, valid, binding on the Company and, to the Knowledge of the Seller, on the other party thereto, enforceable in accordance with its terms, and in full force and effect, in all material respects. True, correct and complete copies of the Material Contracts, including all amendments, schedules, exhibits and other attachments affecting the terms thereof, have been made available to the Purchaser. Neither the Company nor, to the Knowledge of the Seller, any other party is in material breach or default of such Material Contract, and since March 18, 2015, no event has occurred which, with the giving of notice or the lapse of time (or both), would constitute a breach of or material default under any Material Contract by the Company or, to the Knowledge of the Seller, any other party thereto. Since March 18, 2015, neither the Seller nor the Company has received written notice (or to the Knowledge of the Seller, any other notice) of any intention to terminate, not renew or repudiate or challenge the validity or enforceability of, any Material Contract, and to the Knowledge of the Seller, no other party has repudiated any material provision of any Material Contract.

Section 5.16 Litigation. Except as set forth on Section 5.16 of the Seller Disclosure Schedule, there is (a) no material Action Related to the Business, pending or, to the Knowledge of the Seller, threatened against the Company or its Affiliates, and (b) no Action pending, or to the Knowledge of the Seller, threatened against the Seller, the Company or their respective Affiliates that would adversely affect the legality, validity or enforceability of this Agreement or any Ancillary Agreement or the consummation of the transactions contemplated hereby or thereby. There is no outstanding Order against the Seller, the Company or their respective Affiliates that seeks to enjoin any activity by the Company or the Business in any material respect. Since March 18, 2015, no claims have been asserted or threatened against the Company alleging a violation of any Person’s privacy or personal information or data rights, and to the Knowledge of the Company, there does not exist any colorable basis therefor.

Section 5.17 Employee Benefits.

(a) Section 5.17(a) of the Seller Disclosure Schedule lists each Benefit Plan and separately identifies each Benefit Plan that is sponsored or maintained by the Company. With respect to each Benefit Plan, the following has been provided to the Purchaser, as applicable: (i) all plan documents for each written Benefit Plan or, in the case of an unwritten Benefit Plan, a written description thereof, (ii) all determination letters from the IRS, (iii) all summary plan descriptions and summaries of material modifications, (iv) the three most recent annual reports (Form 5500) and summary annual reports, (v) all trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Benefit Plan, and (vi) any other documents, forms or other instruments reasonably requested by the Purchaser.

(b) None of the Benefit Plans is, and none of the Company or any Company ERISA Affiliate has at any time since March 18, 2015, contributed to or had any obligation to contribute to: (i) a plan subject to Title IV of ERISA or a “defined benefit plan” as defined in Section 3(35) of ERISA, (ii) a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code, (iii) a “multiemployer plan” (within the meaning of Section 3(37) of ERISA or Section 414(f) of the Code), (iv) a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code, or (v) a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(c) Each Benefit Plan that is intended to be qualified within the meaning of Section 401(a) of the Code is so qualified and has received a determination letter from the IRS that such plan is qualified under Section 401(a) of the Code, or the Company is entitled to rely upon an opinion or advisory letter from the IRS with respect to the qualification of such Benefit Plan, and nothing has occurred since the date of such determination that could adversely affect the qualification of such Benefit Plan.

(d) Each Benefit Plan has been maintained, funded and administered in compliance with its respective terms, any related documents or agreements, any applicable collective bargaining agreement and all applicable Laws. No asset of the Business is subject to any Lien under ERISA, and none of the Company or any Company ERISA Affiliate has incurred any Liability under Title IV of ERISA or any Law or to the Pension Benefit Guaranty Corporation, in each case with respect to any Benefit Plan. There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) by ERISA with respect to the Benefit Plans that could result in any liability or excise tax under ERISA or the Code being imposed on the Company.

(e) There are no pending or, to the Knowledge of the Seller, threatened legal actions, disputes, audits, reviews, inquiries, investigations or claims with respect to any Benefit Plan, nor, to the Knowledge of the Seller, is there any basis for one.

(f) No Benefit Plan provides for or continues medical or health benefits, or life insurance or other welfare benefits (through insurance or otherwise) for any Person or dependent or beneficiary of any Person after such Person’s retirement or other termination of employment except as may be required by COBRA or applicable state law, and there has been no communication to any Person that could reasonably be expected to promise or guarantee any such benefits. With respect to each group health plan benefiting any current or former employee of the Company or any Company ERISA Affiliate that is subject to Section 4980B of the Code, the Company and each Company ERISA Affiliate have complied with the continuation coverage requirements of COBRA. No Benefit Plan provides benefits to any individual who is not a current or former employee of the Company, or the dependents or other beneficiaries of any such current or former employee.

(g) With respect to each Benefit Plan, all payments, premiums, benefits, expenses, contributions, transfers and other amounts due or payable after March 18, 2015 and on or before the date of this Agreement were timely and properly paid.

(h) No Benefit Plan is or at any time was funded through a “welfare benefit fund” as defined in Section 419(e) of the Code, and no benefits under any Benefit Plan are or at any time have been provided through a voluntary employees’ beneficiary association (within the meaning of subsection 501(c)(9) of the Code) or a supplemental unemployment benefit plan (within the meaning of Section 501(c)(17) of the Code).

(i) With respect to any insurance policy providing funding for benefits under any Benefit Plan, (i) there is no liability of the Company in the nature of a retroactive rate adjustment, loss sharing arrangement, or other actual or contingent liability, nor would there be any such liability if such insurance policy was terminated on the date hereof, and (ii) no insurance company issuing any such policy is in receivership, conservatorship, liquidation or similar proceeding and, to the Knowledge of the Seller, no such proceedings with respect to any such insurer are imminent.

(j) The execution and performance of this Agreement will not (i) constitute a stated triggering event under any Benefit Plan that will result in any payment (whether of severance pay or otherwise) becoming due from the Company to any current or former officer, employee, director or consultant (or dependents of such Persons), or (ii) accelerate the time of payment or vesting, or increase the amount of compensation due to any current or former officer, employee, director or consultant (or dependents of such Persons) of the Company.

(k) The Company has not agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of the Company other than the Benefit Plans, or to make any amendments to any of the Benefit Plans. The Company has reserved all rights necessary to amend or terminate each of the Benefit Plans without the consent of any other Person.

(l) No amount that could be received (whether in cash or property or the vesting of property) as a result of any of the transactions contemplated by this Agreement by any employee, officer or director of the Company or any of its affiliates who is a “disqualified individual” (as such term is defined in Treasury Regulation Section 1.280G-1) under any employment, severance or termination agreement, other compensation arrangement or Benefit Plan currently in effect would be characterized as an “excess parachute payment” (as such term is defined in Section 280G(b)(1) of the Code).

(m) No Benefit Plan is sponsored or maintained outside of the United States.

Section 5.18 Labor and Employment Matters.

(a) A true, correct and complete list of all Business Employees (including title, position, hire date, current annual base salary or hourly wage rate, current bonus and other incentive compensation, status as exempt or non-exempt for purposes of the Fair Labor Standards Act, accrued time off, whether such employee is currently on a leave of absence for any reason (and if so, the expected date such employee is expected to return to work (if known)), total compensation paid to such employee in 2014, and total compensation paid to such employee to date in 2015 for each employee) as of the date hereof has been made available to the Purchaser.

(b) There are no collective bargaining or other written agreements with any union, works council, or other Person purporting to act as exclusive bargaining representative of any Business Employees or Contingent Workers with respect to the wages, hours, or other terms and conditions of employment of any Business Employee or Contingent Worker (collectively, the “Collective Bargaining Agreements”)

(c) From March 18, 2015 through the date hereof, (i) except as disclosed in Section 5.18(c) of the Seller Disclosure Schedule, no Business Employees are represented by a labor organization, (ii) there are and have been no existing or, to the Knowledge of the Seller, threatened strikes, work stoppages, work slowdowns, lockouts or other material labor disputes related to the Business Employees, (iii) to the Knowledge of the Seller, there are and have been no union organizational campaigns or decertification efforts in progress with respect to the Business Employees or any questions concerning representation with respect to such Business Employees, (iv) there are and have been no unfair labor practice charges or complaints pending or, to the Knowledge of the Seller, threatened against the Seller relating to the Business Employees with the National Labor Relations Board, and the Seller has not engaged in any unfair labor practice, (v) there are and have been no plant closings as defined by the Worker Adjustment and Retraining Notification Act or any similar state or local law (collectively, “WARN”) at a single facility, or one or more facilitates or operating units within a single site of employment, or a combined site of employment, in each case, relating to the Business, since March 18, 2015, (vi) there is and has been no material employment-related charge, action, proceeding, complaint, grievance, arbitration, investigation, inquiry or obligation of any kind relating to the Business Employees pending or, to the Knowledge of the Seller, threatened in any forum, relating to an alleged violation or breach by the Company (or its officers or directors) of any Law, regulation or contract, (vii) the Seller is not and has not been delinquent in any payments to any Business Employee or Contingent Worker for any wages, salaries, commissions, bonuses, fees or other compensation due with respect to any services performed for it, (viii) the Company is, and at all times has been, in material compliance with the Immigration Reform Control Act of 1986, (ix) all Business Employees classified as exempt from overtime pay are and have been properly classified and treated in accordance with applicable Laws, and (x) all independent contractors, consultants, leased employees, or other servants or agents classified by the Company as other than employees or compensated other than through wages paid by the Company and reported on a Form W-2 or W-3 (collectively, “Contingent Workers”) are and have been properly classified and treated in accordance with applicable Laws and for purposes of all employee benefit plans and perquisites.

(d) Section 5.18(d) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all individuals previously employed by the Company who have suffered an

“employment loss” as defined by WARN or who have been subject to any loss of employment for purposes of coverage under WARN since March 18, 2015 by name, single or combined site of employment, reason for employment loss and the effective date of employment loss for each employee as defined by WARN.

Section 5.19 Environmental Matters. Except as disclosed in Section 5.19 of the Seller Disclosure Schedule:

(a) to the Knowledge of the Seller, the Business, the Real Property, and the assets of the Company are, and have been since March 18, 2015, in compliance, in each case in all material respects, with all Environmental, Health and Safety Requirements, there are no contingent, unresolved or ongoing liabilities or obligations with respect to any prior violations of Environmental, Health and Safety Requirements, and there are no facts or circumstances which may give rise to any violation of, or liability under, Environmental, Health and Safety Requirements;

(b) without limiting the generality of the foregoing, the Company has obtained and is in compliance with, in each case in all material respects, all material permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements for the operation of the Business, the use and operation of the assets of the Company, or the ownership, occupancy, use or operation of the Real Property and all such permits, licenses and other authorizations are in full force and effect;

(c) since March 18, 2015, the Company has not received any written notice or other written communication regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities, including any material investigatory, remedial, or corrective obligations, relating to the Business, the assets of the Company or the Real Property arising under Environmental, Health and Safety Requirements other than any such matters that have been fully and finally resolved;

(d) since March 18, 2015, the Company has not designed, manufactured, sold, marketed, installed or distributed products or other items containing asbestos Related to the Business and, to the Knowledge of the Seller, there are no asbestos containing materials at any Real Property which require material abatement, removal or other corrective or response action pursuant to Environmental, Health and Safety Requirements;

(e) to the Knowledge of the Seller, there are no liabilities or obligations, actual or contingent, with respect to the investigation, remediation, monitoring or any other corrective or response actions pertaining to Hazardous Materials at any Real Property; and

(f) the Company has made available to the Purchaser all material environmental audits and reports, and other material environmental documents (including all permits, licenses and other authorizations that are required pursuant to Environmental, Health and Safety Requirements), relating to the Business, the assets of the Company or the Real Property that are in their possession.

Section 5.20 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Seller or its Affiliates.

Section 5.21 Insurance. The Company is presently covered by insurance in scope and amount customary and reasonable for the Business. Section 5.21 of the Seller Disclosure Schedule sets forth a true, correct and complete list of all insurance policies held by or on behalf of or for the benefit of the Company. The Seller has made available to the Purchaser a true, correct and complete copy of all such policies together with all riders and amendments thereto. Each insurance policy listed on Section 5.21 of the Seller Disclosure Schedule (a) is in full force and effect, (b) is legal, valid, binding on the Company and, to the Knowledge of the Seller, on the other party thereto, enforceable in accordance with its terms, and in full force and effect, in all material respects, and (c) neither the Company or to the Knowledge of the Seller, any other party to such policy is in breach or default (including with respect to the payment of premiums or the giving of notices).

Section 5.22 Related Party Business Relationships. No present officer, director, or other management of the Company nor any Affiliate of the Company (a) is, or within the past 12 months has been, party to any agreement, arrangement, contract, commitment or transaction with Seller Related to the Business or the Publications or involved in any business arrangement or relationship with the Seller which will continue past the Closing Date (except as expressly allowed for in this Agreement or any of the Ancillary Agreements), or (b) will, after the Closing Date, own or have any interest in any asset or property, tangible or intangible, that is used in the Business except for the Excluded Assets, as disclosed in Section 5.22 of the Seller Disclosure Schedule or as disclosed or contemplated by the Ancillary Agreements.

Section 5.23 Inventory. As of immediately following the Closing, (a) the inventory of the Business (including raw materials and supplies, manufactured and processed parts, work in process and finished goods) (the “Inventory”) will be fit for the purpose for which it was procured or manufactured, except as reflected in reserves for inventory write downs or write offs reflected in the unaudited combined balance sheet as of the Balance Sheet Date in accordance with the past custom and practice of the Company and (b) the Inventory will be owned by the Company free and clear of all Liens other than Permitted Liens.

Section 5.24 Accounts Receivable. All accounts receivable of the Business arose in the ordinary course of business consistent with past practice and are subject to no valid setoffs or counterclaims other than as reflected in, and subject to any reserves in, the unaudited combined balance sheet as of the Balance Sheet Date.

Section 5.25 USA PATRIOT Act; OFAC and FCPA.

(a) The Company and, to the extent applicable to the Business, the Seller and its Affiliates, are in compliance, and since March 18, 2015 have been in compliance, in all material respects, with (i) the PATRIOT Act, (ii) the Trading with the Enemy Act, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 C.F.R. Subtitle B, Chapter V, as amended) and any other enabling legislation or executive order relating thereto, and (iii) the United States Foreign Corrupt Practices Act of 1977 (the “FCPA”), as amended. None of the Company and, to the Knowledge of the Seller, any director, officer or employee of the Company or, to the extent related to the Business, any director, officer or employee of the Seller and its Affiliates, is subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department (“OFAC”) or a person on the list of “Specially Designated Nationals and Blocked Persons.”

(b) Neither the Seller nor any Affiliate, director, officer or employee, nor, to the Knowledge of the Seller, any distributor, agent, representative, sales intermediary or other third party acting on behalf of the Seller or any of its Affiliates, in any way relating to the Business or the Company has, since March 18, 2015, offered, paid, given, promised to pay or give or authorized the payment or gift of anything of value, directly or indirectly, to any “Public Official,” as defined in Section 5.25(c), for purposes of (i) influencing any act or decision of any Public Official in his or her official capacity, (ii) inducing such Public Official to do or omit to do any act in violation of his or her lawful duty, (iii) securing any improper advantage, or (iv) inducing such Public Official to use his or her influence with a Governmental Entity or commercial enterprise owned or controlled by any Governmental Entity, in order to assist the Business or any Person related in any way to the Business or the Company, in obtaining or retaining business or directing any business to any Person, in each case, as would be a material violation of applicable Law.

(c) For purposes of this Section 5.25, “Public Official” means (i) any officer, employee or representative of any Governmental Entity, (ii) any officer, employee or representative of any commercial enterprise that is owned or controlled, or partially owned or controlled, by a Governmental Entity, (iii) any officer, employee or representative of any public international organization, (iv) any Person acting in an official capacity for any Governmental Entity or organization identified above, and (v) any political party, party official or candidate for political office.

Section 5.26 Advertisers, Application Software Vendors and Suppliers. Section 5.26 of the Seller Disclosure Schedule sets forth a list of the twenty largest advertisers, twenty largest application software providers and the twenty largest suppliers of the Business, as measured by the dollar amount of purchases therefrom or thereby, during the fiscal year to date. To the Knowledge of the Seller, since the Balance Sheet Date, no advertiser or supplier set forth on Section 5.26 of the Seller Disclosure Schedule has terminated its relationship with the Company, and no advertiser or supplier set forth on Section 5.26 of the Seller Disclosure Schedule has notified the Company in writing (or, to the Knowledge of the Seller, otherwise notified the Company) that it intends to terminate its business relationship with the Business.

Section 5.27 Stephens APA. Except as set forth on Section 5.27 of the Seller Disclosure Schedule, the Seller has not made any indemnification claims pursuant to the Stephens APA and, to the Knowledge of the Seller, there are no facts or circumstances that would reasonably be expected to result in a breach of any representation, warranty, covenant or agreement set forth in the Stephens APA by any party thereto or that may otherwise give rise to any indemnification claim under the Stephens APA.

Section 5.28 Disclaimer of Warranties. EXCEPT AS SET FORTH IN ARTICLE IV AND THIS ARTICLE V, NONE OF THE SELLER OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES OR REPRESENTATIVES MAKE OR HAVE MADE, AND THE PURCHASER

IS NOT RELYING ON, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE BUSINESS OR ANY OF THE ASSETS OF THE COMPANY, INCLUDING WITH RESPECT TO (A) MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, (B) THE OPERATION OF THE BUSINESS BY THE PURCHASER AFTER THE CLOSING OR (C) THE PROBABLE SUCCESS OR PROFITABILITY OF THE BUSINESS AFTER THE CLOSING. ANY SUCH OTHER REPRESENTATION OR WARRANTY IS HEREBY EXPRESSLY DISCLAIMED.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES OF THE PURCHASER

The Purchaser represents and warrants to the Seller that each statement contained in this Article VI is true and correct as of the date hereof and the Closing Date (or if made as of a specified date, as of such date).

Section 6.1 Organization and Good Standing. The Purchaser is a corporation duly organized, validly existing and in good standing under the Laws of the jurisdiction of its incorporation and has the requisite corporate power to own, lease and operate its properties and to carry on its business as now being conducted, and is duly qualified to do business and is in good standing as a foreign corporation in each jurisdiction in which it owns or leases property or conducts any business so as to require such qualification, except where the failure to be so qualified would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

Section 6.2 Authority and Enforceability. The Purchaser has the requisite power and authority to enter into this Agreement and the Ancillary Agreements to which it is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the Ancillary Agreements to which the Purchaser is a party and the consummation of the transactions contemplated hereby and thereby have been duly authorized by all necessary corporate action on the part of the Purchaser. This Agreement has been, and upon execution the Ancillary Agreements will be, duly executed and delivered by the Purchaser and, assuming the due authorization, execution and delivery hereof and thereof by the Seller, this Agreement constitutes, and upon execution the Ancillary Agreements will constitute, legal, valid and binding obligations of the Purchaser, enforceable against the Purchaser in accordance with their respective terms, except as such enforceability may be limited by bankruptcy, insolvency and similar Laws and for the availability of injunctive relief and other equitable remedies.

Section 6.3 Noncontravention. Assuming all consents, approvals, authorizations and other actions described in Section 6.4 have been obtained, the execution, delivery and performance of this Agreement and the Ancillary Agreements by the Purchaser do not and will not (a) conflict with the certificate of incorporation, bylaws or other constitutive or governing documents of the Purchaser, (b) violate and Law or Order applicable to the Purchaser, (c) result in any breach of, constitute a default under or give to any Person any rights of termination, acceleration, modification or cancellation of, any material Contract to which the Purchaser is a party, or (d) require approval of any Governmental Entity except, in the case of the immediately preceding clauses (b), (c) and (d) where such violation, breach, default, termination, acceleration, modification, or cancellation would not have a material adverse effect on the Purchaser’s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

Section 6.4 Governmental Approvals. No Permit, Order of, registration, declaration or filing with, or notice to any Governmental Entity is required by the Purchaser in connection with the execution and delivery of this Agreement and the Ancillary Agreements to which it is a party and the consummation of the transactions contemplated hereby and thereby.

Section 6.5 Litigation. There is no Action pending or, to the Knowledge of the Purchaser, threatened against the Purchaser that (a) challenges or seeks to enjoin, alter or materially delay the consummation of the transactions contemplated by this Agreement, or (b) would reasonably be expected to have a material adverse effect on the Purchaser or the Purchaser’s ability to consummate the transactions contemplated hereby and by the Ancillary Agreements.

Section 6.6 Brokers or Finders. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of the Purchaser..

Section 6.7 Sufficiency of Funds. Purchaser has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price and consummate the transactions contemplated by this Agreement.

Section 6.8 Disclaimer of Warranties. EXCEPT AS SET FORTH IN THIS ARTICLE VI, NONE OF THE PURCHASER OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, OR REPRESENTATIVES MAKE OR HAVE MADE, AND THE SELLER ITS NOT RELYING ON, ANY OTHER REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF THE PURCHASER.

ARTICLE VII

COVENANTS

Section 7.1 Confidentiality.

(a) Subject to Section 7.1(d), from and after the Closing Date until the second anniversary thereof, except as required by applicable Law, the Seller will, and will cause its Affiliates to, hold, and will cause its and their respective Representatives to hold, in strict confidence any and all information, whether written or oral, concerning the Business and the assets of the Company, (“Company Confidential Information”), except to the extent that such Company Confidential Information is already in the public domain or is in the public domain through no breach of this Agreement by the Seller or any of its Affiliates or their respective Representatives.

(b) Subject to Section 7.1(d), from and indefinitely after the Closing Date, except as required by applicable Law, the Seller will, and will cause its Affiliates to, hold, and will cause its and their respective Representatives to hold, in strict confidence any and all information, whether written or oral, concerning the business activities and affairs of the Purchaser, its Affiliates or its Representatives, as well as information (including their identity) concerning the direct or indirect owners, shareholders, members, principals, partners or beneficiaries of the

Purchaser, including any Person who controls or is related to any of the foregoing (“Purchaser Confidential Information” and, together with the Company Confidential Information, the “Confidential Information”), except to the extent that such Purchaser Confidential Information is already in the public domain or is in the public domain through no breach of this Agreement by the Seller or any of its Affiliates or their respective Representatives.

(c) If the Seller or any of its Affiliates or Representatives is compelled to disclose any Confidential Information by judicial or administrative process or by other requirements of Law, the Seller shall promptly notify the Purchaser and shall disclose only that portion of such Confidential Information that is legally required to be disclosed; provided that the Seller provides reasonable prior written notice of such required disclosure to the Purchaser following the Seller’s knowledge of such requirement in order to provide the Purchaser with an opportunity to prevent or limit such disclosure by seeking a protective order or other appropriate remedy at the sole expense of the Purchaser.

(d) Notwithstanding the foregoing provisions of this Section 7.1, (i) the Seller will be permitted to disclose Confidential Information to its Affiliates (including, for purposes of this Section 7 only, Fortress Investment Group, LLC) and Representatives that the Seller reasonably determines needs to know the information for purposes of providing services pursuant to the Transition Services Agreement and the Management Agreement; provided, however, that the Seller will inform such Affiliates and Representatives of the obligations under this Section 7.1 and be responsible for any breach by any such Person of this Section 7.1 and (ii) the Seller will be permitted to disclose Company Confidential Information (A) to its auditors or tax advisors for the sole purpose of permitting such auditors or tax advisors to review and/or prepare the financial statements or tax returns of the Seller or its Affiliates and (B) to the extent necessary to pursue and enforce any indemnity claim under the Stephens APA to the extent related to the Business, to its Affiliates and Representatives that the Seller reasonably determines need to know the information for purposes of advising the Seller with respect to such indemnity claim, to Stephens Media LLC and its Affiliates and in any legal proceedings related thereto.

Section 7.2 Consents; Regulatory Approvals. The Seller and the Purchaser shall use reasonable best efforts to take, or cause to be taken, all appropriate action to do, or cause to be done, all things necessary, proper or advisable under applicable Law or otherwise to consummate and make effective the transactions contemplated by this Agreement as promptly as practicable, including to obtain all consents, approvals, authorizations, qualifications and Orders as are necessary for the consummation of the transactions contemplated by this Agreement.

Section 7.3 Public Announcements. Neither the Purchaser nor the Seller shall issue any press releases or otherwise make any public statements with respect to the transactions contemplated by this Agreement without the prior written consent of the other; provided, however, that the Purchaser or the Seller may, without such approval, make such press releases or other public announcements as it believes are required pursuant to any listing agreement with any national securities exchange or stock market or applicable securities Laws, in which case the party required to make the release or announcement shall allow the other party reasonable time to comment on such release or announcement in advance of such issuance, use commercially reasonable efforts to incorporate such comments and only disclose that information that is required by such national exchange or stock market or by Law based upon the advice of counsel.

Section 7.4 Employees.

(a) The Purchaser shall cause the Company to continue to employ immediately after the Closing each of the Business Employees at substantially the same base salary or base hourly rate of compensation as in effect for each such individual immediately before the Closing and shall provide Business Employees substantially comparable employee benefits (determined without regard to defined benefit pension plans, retiree welfare benefit plans or equity compensation plans or programs). The Business Employees shall be given credit for time worked for the Company or its Affiliates (and their predecessors) for purposes of determining their eligibility to participate and vesting (but not for purposes of benefit accrual) under the applicable employee benefit plans and programs of the Purchaser or its Affiliates (other than under any equity compensation plans or programs) in which such Business Employees are eligible to participate following the Closing. With respect to welfare plans maintained by the Purchaser or its Affiliates in which the Business Employees are eligible to participate following the Closing, the Purchaser shall, provided it does not result in duplication of benefits, use commercially reasonable efforts to cause such plans to (i) waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements otherwise applicable to Business Employees under such plan (including, without limitation, any actively at-work requirements), to the extent such conditions and exclusions were waived under the applicable Benefit Plans prior to the Closing and (ii) with respect to the plan year in which the Closing occurs, provide each Business Employee with credit for any co-payments, deductibles and similar payments paid prior to the Closing in satisfying any analogous requirements applicable under any such welfare plan maintained by Purchaser or its Affiliates in which such Business Employees are eligible to participate following the Closing.

(b) Except as set forth on Section 7.4(b) of the Seller Disclosure Schedule, neither the Purchaser nor any of its Affiliates shall (i) assume any of the Benefit Plans, or any rights, duties, obligations or liabilities thereunder, other than obligations or liabilities under the individual agreements set forth on Section 7.4(b) of the Seller Disclosure Schedule, (ii) become a successor employer or be responsible in any way for the Seller’s participation in or obligations with respect to any Benefit Plan, or (iii) be obligated by this Agreement to make any provision with respect to employee benefits after the Closing Date, except as required by this Section 7.4. No assets of any Benefit Plan shall be transferred to the Purchaser or any of its Affiliates or to any benefit plan of the Purchaser or its Affiliates. The Seller shall, after the Closing Date, comply with the continuation coverage requirements of COBRA; provided, however, that any such continuing coverage obligations resulting from a qualifying event that occurs after Business Employees are enrolled in any health plan of the Purchaser or its Affiliates shall be the responsibility of the Purchaser or its applicable Affiliate.

(c) The Purchaser agrees that it will not engage in any action within 90 days following the Closing that will create any obligation or liability under WARN to any Business Employee, except to the extent any such obligation or Liability is caused by an inaccuracy in the information provided in Section 5.18(d) of the Seller Disclosure Letter.

(d) Subject to applicable Law, if the Purchaser or any of its Affiliates decides to establish, maintain or offer any Purchaser Flex Plans (as defined below) (provided that nothing in this Section 7.4 shall obligate the Purchaser or any of its Affiliates to do so), the Seller and the

Purchaser shall use commercially reasonable efforts to take all actions necessary or appropriate so that, effective as of the Closing, (i) the account balances (whether positive, in which case the Seller will transfer cash equal to such balance, or negative, in which case the Purchaser will transfer cash equal to such balance) under the Seller FSAs of the Business Employees who are participants in the Seller FSAs (the “Covered Employees”) shall be transferred to one or more comparable plans of the Purchaser to the extent Purchaser offers such benefits (collectively, the “Purchaser Flex Plans”), (ii) the elections, contribution levels and coverage levels of the Covered Employees shall apply under the Purchaser Flex Plans in the same manner as under the Seller FSAs to the extent the Purchaser offers such benefits, and (iii) the Covered Employees shall be reimbursed from the Purchaser Flex Plans for claims incurred at any time during the plan year of the Seller FSA in which the Closing Date occurs and submitted to the Purchaser Flex Plans from and after the Closing Date substantially on the same basis, terms and conditions as under the Seller FSAs to the extent the Purchaser offers such benefits.

(e) Notwithstanding any other provision of this Article VII, but subject to applicable Law, the Purchaser and the Seller and their respective Affiliates shall cooperate in the timely transfer of all data and information necessary for the Purchaser to fulfill its obligations to provide benefits or payments to Business Employees as provided for in this Section 7.4.

(f) As soon as administratively practicable after the Closing, the Purchaser shall establish a 401(k) plan, or cause an existing 401(k) plan of the Purchaser or one of its Affiliates, to cover the Business Employees. The Purchaser shall use commercially reasonable efforts to permit such Business Employees to rollover their account balances (other than outstanding loan amounts) from the New Media Investment Group Inc. Retirement Savings Plan to the 401(k) plan in which the Business Employees become eligible to participate following the Closing.

(g) The provisions of this Section 7.4 are solely for the benefit of the respective parties to this Agreement and nothing in this Section 7.4, express or implied, shall confer upon any Business Employee, or legal representative or beneficiary thereof, any rights or remedies, including any right to employment or continued employment for any specified period, or compensation or benefits of any nature or kind whatsoever under this Agreement. Nothing contained herein shall (i) be treated as an amendment to any particular employee benefit plan of the Purchaser, the Company or the Seller, (ii) obligate the Purchaser or any Purchaser ERISA Affiliate to (A) maintain any particular benefit plan or arrangement or (B) retain the employment of any particular employee, (iii) prevent the Purchaser or any Purchaser ERISA Affiliate from amending or terminating any benefit plan or arrangement, or (iv) give any third party the right to enforce any of the provisions of this Agreement.

(h) The Seller shall (i) with respect to all Benefit Plans, timely make all required payments, premiums or contributions for all periods (or partial periods) ending prior to or as of the Closing Date and (ii) take such actions to cause all payroll and paid time off obligations accrued through the Closing Date to be timely paid.

(i) For the period beginning on the Closing Date and ending on December 31, 2015, the Seller will continue to administer and fund payroll for all Business Employees in accordance with past practice, including the payment of salary at the same rate that was in effect immediately prior to the Closing, administration of all deductions in respect of and contributions to any Benefit Plan in accordance with the elections made by such Business Employees that are in effect immediately prior to the Closing, and the administration of all tax withholding, payment and reporting (including FICA, Medicare, FUTA and similar) obligations. The Purchaser shall promptly (but in no event later than 30 days following receipt of an invoice from the Seller) reimburse the Seller with respect to any amounts paid by the Seller to or in respect of the Business Employees pursuant to this Section 7.4(i). The Seller also agrees to administer all tax reporting and W-2 issuances with respect to all Business Employees for 2015.

(j) From the period beginning on the Closing and ending on the date on which new company credit cards that are issued to the applicable Business Employee by the Purchaser (with the assistance of the Seller) become active, the Seller will allow each Business Employee who, as of the Closing, has a company credit card provided by the Seller to continue to use such company credit card in accordance with past practice and in accordance with the Seller’s policies with respect to the use of such company credit card that are in effect immediately prior to the Closing. The Purchaser shall promptly (but in no event later than 30 days following receipt of an invoice from the Seller) reimburse the Seller with respect to any amounts charged on such company credit cards by the Business Employees in accordance with the Seller’s company policies with respect to the use of such company credit cards and pursuant to this Section 7.4(j).

Section 7.5 Taxes.

(a) The Purchaser shall pay 100% of all federal, state and local sales and use, documentary, real estate transfer, stock transfer or similar taxes, if any, due as a result of the purchase, sale or transfer of the Shares in accordance herewith, whether imposed by Law on the Seller or the Purchaser. The Purchaser and the Seller shall cooperate in the preparation, execution and filing of all Tax Returns regarding any transfer taxes which become payable as a result of the transfer of the Shares from the Seller to the Purchaser pursuant to this Agreement.

(b) The Seller will prepare and file, or cause to be prepared and filed, when due (taking into account any applicable extensions) each Tax Return for any taxable period ending on or before the Closing Date (a “Pre-Closing Tax Period”) that is required to be filed by or with respect to the Company after the Closing Date. The Purchaser will prepare and file, or cause to be prepared and filed, when due (taking into account any applicable extensions) each Tax Return that is required to be filed by or with respect to the Company after the Closing Date for any taxable period that begins before and ends after the Closing Date (a “Straddle Period”). All reasonable out-of-pocket third-party costs and expenses incurred in connection with the preparation and filing of each Tax Return that is required to be filed by or with respect to the Company after the Closing Date will be borne and paid by the preparer, except that reasonable out-of-pocket third-party costs and expenses incurred in connection with the preparation and filing of any Tax Return for a Straddle Period shall be allocated between the Purchaser, on the one hand, and the Seller, on the other hand, in the same manner as Taxes payable with respect to a Straddle Period are allocated pursuant to Section 7.5(c). The Seller will pay to the Purchaser any Taxes shown on a Tax Return for a Straddle Period that are allocable to the portion of the Straddle Period ending on the Closing Date under Section 7.5(c) no later than two days prior to the date on which such Tax Return is required to be filed with the relevant Taxing Authority (taking into account any applicable extensions). All Tax Returns for Pre-Closing Tax Periods and Straddle Periods prepared and filed pursuant to this Section 7.5(b) will be prepared in a manner consistent with past practice, except as otherwise required by applicable Law. At least thirty days before the due date (taking into account applicable extensions), or such shorter period as is reasonable under the circumstances (other than in the case of an Income Tax Return), for filing a Tax Return for a Pre-Closing Tax Period or Straddle Period, the Seller (in the case of a Tax Return for a Pre-Closing Tax Period) or the Purchaser (in the case of a Tax Return for a Straddle Period) will deliver to the Purchaser (in the case of a Tax Return for a Pre-Closing Tax Period) or the Seller (in the case of a Tax Return for a Straddle Period) such Tax Return for such party’s review and approval, which approval will not be unreasonably, withheld, conditioned or delayed.

(c) For purposes of this Agreement, in the case of any Taxes of the Company that are payable with respect to a Straddle Period, the portion of any such Taxes that will be allocated to the portion of such Straddle Period ending on the Closing Date will be (i) in the case of Taxes that are either (x) based upon or related to income or receipts, or (y) imposed in connection with any sale, transfer or assignment or any deemed sale, transfer or assignment of property (real or personal, tangible or intangible), be deemed equal to the amount that would be payable if the Tax year or period ended on the Closing Date, and (ii) in the case of Taxes (other than those described in clause (i) above) that are imposed on a periodic basis with respect to the business or assets of the Company or otherwise measured by the level of any item, be deemed to be the amount of such Taxes for the entire Straddle Period (or, in the case of such Taxes determined on an arrears basis, the amount of such Taxes for the immediately preceding Tax period) multiplied by a fraction the numerator of which is the number of days in the portion of the Straddle Period ending on the Closing Date and the denominator of which is the number of days in the entire Straddle Period.

(d) The Purchaser and the Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information and assistance relating to the Business and the assets and liabilities of the Company (including access to books and records) as is reasonably necessary for the filing of all Tax Returns, the making of any election relating to Taxes, the preparation for any audit by any Taxing Authority, and the prosecution or defense of any Action relating to any Tax. Any expenses incurred in furnishing such information or assistance shall be borne by the party requesting it. No provision of this Agreement will be construed to require Purchaser to provide to any Person, before, on or after the Closing Date, any right to access or to review any Tax Return or Tax workpapers of Purchaser or any of its Affiliates (other than the Company for a Pre-Closing Tax Period or Straddle Period).

(e) At the sole discretion of the Purchaser, the Seller will join and cooperate with the Purchaser in making an election under Section 338(h)(l0) of the Code and the Treasury Regulations promulgated thereunder and under any comparable provisions of state or local Law in respect of the purchase of the Shares hereunder (the “Section 338(h)(10) Election”). Without limiting the generality of the foregoing, the Purchaser will be responsible for the preparation and filing of IRS Forms 8023 and 8883 and any other forms necessary to effectuate the Section 338(h)(10) Election, in each case in accordance with applicable Law, and will provide the Seller with executed copies of all such forms. At the request of the Purchaser, the Seller will execute any such forms. If applicable, the Seller and the Purchaser will report the transfers under this Agreement consistent with the Section 338(h)(10) Election on all Tax Returns and neither the Seller nor the Purchaser will take a position contrary to the Section 338(h)(10) Election unless required to do so pursuant to a determination as defined in Section 1313(a) of the Code.

Section 7.6 Access to Books and Records. Each of the Seller and the Purchaser shall preserve until the seventh anniversary of the Closing Date all records possessed or to be possessed by such party relating to any of the Company, the Company’s assets or Liabilities of the Business prior to the Closing. After the Closing Date, to the extent reasonably related to any audit, investigation, dispute or ongoing litigation with a third party, such party shall provide the other party with reasonable access, upon prior reasonable written request (for this purpose, email will be sufficient) specifying the need therefor, during regular business hours, to the books of account and records of such party, but, in each case, only to the extent relating to the Company, the Company’s assets or Liabilities of the Business prior to the Closing, and the other party and its Representatives shall have the right to make copies of such books and records at their sole cost; provided, however, that the foregoing right of access shall not be exercisable in such a manner as to interfere unreasonably with the normal operations and business of such party. Such records may nevertheless be destroyed by a party if such party sends to the other party written notice of its intent to destroy records, specifying with particularity the contents of the records to be destroyed. Such records may then be destroyed after the 60th day after such notice is given unless the other party objects to the destruction, in which case the party seeking to destroy the records shall deliver such records to the objecting party at the objecting party’s cost. Notwithstanding the foregoing, a party may withhold any document (or portions thereof) or information to the extent that it may not be disclosed pursuant to the terms of a non-disclosure agreement with a third party, or if the disclosure could cause the party or its Affiliates to waive its attorney client-privilege with respect to such information.

Section 7.7 Further Assurances. The Purchaser and the Seller shall execute such documents and other instruments and take such further actions as may be reasonably required or desirable to carry out the provisions of this Agreement and the Ancillary Agreements and to consummate the transactions contemplated hereby and thereby. Upon the terms and subject to the conditions hereof, the Purchaser and the Seller shall each use their respective commercially reasonable efforts to take or cause to be taken all actions and to do or cause to be done all other things necessary, proper or advisable to consummate and make effective as promptly as practicable the transactions contemplated by this Agreement and the Ancillary Agreements. If at any time after the Closing: (a) the Seller receives any cash in respect of any assets of the Company or the Business, the Seller shall remit such cash to the Purchaser or its designee promptly following such receipt; and (b) the Purchaser or any Subsidiary thereof receives any cash in respect of any Excluded Asset, the Purchaser or such Subsidiary shall remit such amount to the Seller or its designee promptly following such receipt.

Section 7.8 Support Services. Except as set forth in Section 2.3 and Articles VII and VIII of this Agreement, the Management Agreement and the Transition Services Agreement, the Purchaser agrees that as of the Closing Date, the Seller and its Affiliates shall have no obligation to provide any support or other services to the Business (including any of the services for which allocations were previously paid by the Business).

Section 7.9 Noncompetition and Related Covenants.

(a) For a period of five years after the Closing Date, Seller and its Affiliates (for purposes of this Section 7.9, Fortress Investment Group, LLC and its funds and portfolio companies, other than New Media Investment Group Inc. and its Subsidiaries, are not to be

considered Affiliates of Seller) will not, directly or indirectly, invest in, own, manage, operate, finance, control, advise or guarantee the obligations of any Person whose business involves the publication of any daily, bi-weekly or weekly local print, online or other digital news publication, which is primarily related to the State of Nevada; provided, however, that in no event shall any of the following be deemed a breach or violation of this Section 7.9: (i) ownership of less than 5% of any class of securities of any Person traded on a national securities exchange if the Seller and its Affiliates are not collectively a controlling Person of, or a member of a group which controls, such Person; (ii) any activity of the Seller or any Affiliate of the Seller in existence as of the date of this Agreement and listed on Section 7.9(a)(ii) of the Seller Disclosure Schedule; (iii) the production, publishing, marketing and distribution of publications in existence as of the date of this Agreement and not primarily targeted towards the State of Nevada; (iv) digital optimization and related marketing consulting and advisory services (including the provision of “white label” solutions, web/mobile site development, SEO, SEM, social media marketing and the businesses of Propel Business Services, Inc., AdUs, Inc. and GateHouse Media LIVE Events); (v) direct or indirect ownership or operations of or participation in an online advertising exchange not primarily targeted at the State of Nevada; and (vi) the other activities listed on Section 7.9(a)(vi) of the Seller Disclosure Schedule.

(b) For a period of two years after the Closing Date, none of the Seller or any of its Affiliates will induce or attempt to induce any individual who is then an employee or independent contractor of the Purchaser, the Company or the Business or any of their respective Affiliates to leave the employ or service, as applicable, of the Purchaser, the Company or the Business or in any way knowingly interfere with the relationship between the Purchaser, the Company or the Business on the one hand, and any such employee or independent contractor thereof, on the other hand; provided, however, that nothing in this Section 7.9 shall prohibit the Seller or any Affiliate of the Seller from engaging in any general employment solicitation (including general solicitations through recruiting firms and the Internet) not directed or targeted at employees of the Purchaser, the Company or the Business, or from hiring any individual who responds to any such general solicitations without encouragement from the Seller or any Affiliate of the Seller.

(c) If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 7.9 is invalid or unenforceable, then the Seller and the Purchaser agree that the court or tribunal will have the power to reduce the scope, duration or geographic area of the term or provision, to delete specific words or phrases or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision. This Section 7.9 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed; provided, for the purpose of clarity, that in no event shall this Section 7.9 be binding upon the Seller or any Affiliate of the Seller following the fifth anniversary of the Closing Date in the case of Section 7.9(a), or the second anniversary of the Closing Date in the case of Section 7.9(b) (or, if the term of this Section 7.9 is reduced by such court or tribunal, following the expiration of such modified term). This Section 7.9 is reasonable and necessary to protect and preserve the Purchaser’s legitimate business interests and the value of the Business.

ARTICLE VIII

INDEMNIFICATION

Section 8.1 Survival.

(a) (i) All of the representations and warranties of (A) the Seller contained in Section 5.1, Section 5.2, Section 5.4, Section 5.5, Section 5.11(a) and (d), Section 5.12(a)(i), Section 5.12(b)(i), Section 5.13(b) (but only with respect to the Specified Owned Intellectual Property) and Section 5.20 and (B) the Purchaser contained in Section 6.1, Section 6.2 and Section 6.6 herein shall survive the Closing until the date that is five years following the Closing Date, and (ii) all representations and warranties of the Seller contained in Section 5.8 and Section 5.17 herein shall survive the Closing and continue in full force and effect until 30 days after the expiration of any applicable statutes of limitations (after giving effect to any extensions or waivers) (the representations and warranties in Section 8.1(a)(i) and (a)(ii), collectively, the “Specified Representations”). All of the other representations and warranties of the parties contained in this Agreement (other than the representations and warranties of the Seller set forth in Article IV, which are the subject of Section 8.1(b)) shall survive the Closing hereunder and continue in full force and effect for a period of 18 months thereafter.

(b) Notwithstanding Section 8.1(a), the representations and warranties of the Seller set forth in Article IV (other than those representations with respect to the Specified Representations (as such term is defined in the Stephens APA and as such representations were made therein by the “Sellers” as defined in the Stephens APA) which shall continue in full force and effect until 30 days after the expiration of any applicable statute of limitations (after giving effect to any extensions or waivers)) shall survive until March 18, 2016.

(c) If a claim or demand for indemnification is properly asserted in writing pursuant to Section 8.2 or Section 8.3 prior to the expiration of the period provided in Section 8.1(a) or Section 8.1(b), as applicable, of the representation or warranty that is the basis for such claim, then such representation or warranty and the Indemnitor’s indemnification obligations with respect thereto shall survive past the date on which they would otherwise expire until, but only for the purpose of, the final resolution of such claim in accordance with the terms hereof.

(d) The covenants and agreements contained herein shall survive until the date they otherwise expire, whether by their express terms or as a matter of applicable Law.

Section 8.2 Indemnification by the Seller. Subject to the limitations set forth herein, following the Closing the Seller shall indemnify and defend the Purchaser, the Company and their respective Affiliates, directors, officers, successors and assigns against, and shall hold the Purchaser, the Company and their respective Affiliates, directors, officers, successors and assigns harmless from, any loss, liability, claim, charge, action, suit, proceeding, damage or expense (collectively, “Losses”) incurred by the Purchaser, the Company or their respective Affiliates resulting from or arising out of:

(a) any breach of any representation and warranty of the Seller contained in this Agreement (other than any breach of any representation and warranty of the Seller set forth in Article IV);

(b) any breach of any representation and warranty of the Seller set forth in Article IV;

(c) any breach of any covenant or agreement of the Seller contained herein;

(d) any claims related to or based upon the pre-closing relationship between the Seller and any Business Employee,

(e) any noncompliance with any bulk sales Laws, fraudulent transfer Laws or similar Laws in any applicable jurisdiction in respect of the transactions contemplated by this Agreement and the Ancillary Agreements,

(f) any Benefit Plan maintained by the Seller or any other Company ERISA Affiliate;

(g) (i) any Taxes of the Company with respect to any Pre-Closing Tax Period or for any Straddle Period to the extent allocable to the portion of such Straddle Period beginning before and ending on the Closing Date and (ii) Taxes imposed on any Person other than the Company pursuant to Treasury Regulation Section 1.1502-6 (or any corresponding provision of state, local or foreign Tax law), or as a transferee or successor, or by contract, or otherwise;

(h) any Transaction Expenses, except to the extent included in the calculation of Closing Working Capital, as finally determined pursuant to Section 2.2;

(i) any Indebtedness of the Company as of the Closing Date, except to the extent included in the calculation of Closing Working Capital, as finally determined pursuant to Section 2.2;

(j) the Actions set forth on Section 8.2(j) of the Seller Disclosure Schedule;

(k) any misclassification of any Contingent Workers prior to the Closing Date;

(l) all Pre-Closing Environmental Liabilities; and

(m) the Excluded Liabilities.

Section 8.3 Indemnification by the Purchaser. Subject to the limitations set forth herein, following the Closing the Purchaser shall indemnify and defend the Seller, its Affiliates and their respective directors, officers, successors and assigns against, and shall hold the Seller, its Affiliates and their respective directors, officers, successors and assigns harmless from, any Loss incurred by the Seller or its Affiliates resulting from or arising out of:

(a) any breach of any representation and warranty of the Purchaser contained in this Agreement;

(b) any breach of any covenant or agreement of the Purchaser contained in this Agreement;

(c) unemployment insurance benefit claim costs and all employer payroll taxes with respect to such payments and benefits, in each case arising on or after the Closing but not including any costs incurred by reason of a contractual or other agreement between the Seller and a Business Employee;

(d) any claims related to or based upon the post-closing relationship between the Purchaser or the Company and any Business Employee; and

(e) any Taxes of the Company with respect to any Tax period beginning after the Closing Date or for any Straddle Period to the extent allocable to the portion of such Straddle Period after the Closing Date.

Section 8.4 Indemnification Procedures for Third Party Claims.

(a) In the event that any claim or demand for which an Indemnitor may be liable to an Indemnitee hereunder is asserted by a third party (a “Third Party Claim”), the Indemnitee shall promptly, and in any event within 30 days, provide written notice (a “Claim Notice”) to the Indemnitor of such Third Party Claim. The Claim Notice shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which the Indemnitee is entitled to indemnification pursuant hereto, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the representation, warranty, covenant or agreement contained herein to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder (in the case of the amount of Losses, to the extent reasonably available and known). The Indemnitee shall enclose with the Claim Notice a copy of all papers served with respect to such Third Party Claim and any other documents evidencing such Third Party Claim. The failure to provide such notice, however, shall not release the Indemnitor from any of its obligations under this Article VIII except to the extent that the Indemnitor is prejudiced by such failure.

(b) The Indemnitor will have 30 days from the date on which the Indemnitor received the Claim Notice to notify the Indemnitee that the Indemnitor has elected to assume the defense or prosecution of such Third Party Claim and any litigation resulting therefrom with counsel of its choice and at its sole cost and expense (a “Third Party Defense”). If the Indemnitor assumes the Third Party Defense in accordance herewith: (i) the Indemnitee may retain separate co-counsel at its sole cost and expense (as to which the Indemnitee shall not be entitled to indemnification) and participate in the defense of the Third Party Claim but the Indemnitor shall control the investigation, defense and settlement thereof; (ii) the Indemnitee will not file any papers or consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnitor; and (iii) the Indemnitor will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim to the extent such judgment or settlement provides for equitable relief or would result in a payment by the Purchaser or the Company that is not covered by the Indemnitor, in either case without the prior written consent of the Indemnitee. Subject to Section 8.11, the parties hereto will use commercially reasonable efforts to minimize Losses from Third Party Claims, act in good faith in responding to, defending against, settling or otherwise dealing with such claims, and cooperate in any such defense and give each other reasonable access to and copies of all information, records and documents relevant thereto. Whether or not the Indemnitor has assumed the Third Party Defense, the Indemnitor will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

(c) If the Indemnitor does not assume the Third Party Defense within 30 days of receipt of the Claim Notice, the Indemnitee will be entitled to assume the Third Party Defense at its sole cost and expense (or, if the Indemnitee incurs a Loss with respect to the matter in question for which the Indemnitee is entitled to indemnification pursuant to Section 8.2 or Section 8.3, as applicable, at the expense of the Indemnitor) upon delivery of notice to such effect to the Indemnitor; provided, however, that the Indemnitor (i) shall have the right to participate in the Third Party Defense at its sole cost and expense, but the Indemnitee shall control the investigation, defense and settlement thereof; and (ii) will not be obligated to indemnify the Indemnitee hereunder for any settlement entered into or any judgment that was consented to without the Indemnitor’s prior written consent.

Section 8.5 Indemnification Procedures for Non-Third Party Claims. The Indemnitee will provide written notice to the Indemnitor promptly following its discovery of any matter for which the Indemnitor may be liable hereunder that does not involve a Third Party Claim, which Claim Notice shall (i) state that the Indemnitee has paid or properly accrued Losses or anticipates that it will incur liability for Losses for which the Indemnitee is entitled to indemnification pursuant hereto, and (ii) specify in reasonable detail each individual item of Loss included in the amount so stated, the date such item was paid or properly accrued, the basis for any anticipated liability and the representation, warranty, covenant or agreement contained herein to which each such item is related and the computation of the amount to which such Indemnitee claims to be entitled hereunder (in the case of the amount of Losses, to the extent reasonably available and known). If the Indemnitor does not acknowledge in writing its obligation to indemnify the Indemnitee with respect to such Losses within 30 days after its receipt of the Claim Notice, the Indemnitor will be deemed to have rejected such claim, in which event the Indemnitee will be free to pursue such remedies as may be available to it hereunder. The failure to provide such notice, however, shall not release the Indemnitor from any of its obligations under this Article VIII except to the extent that the Indemnitor is prejudiced by such failure. Subject to Section 8.11, the Indemnitee will reasonably cooperate with and assist the Indemnitor in determining the validity of any claim for indemnity by the Indemnitee and in otherwise resolving such matters. Subject to Section 8.11, such assistance and cooperation will include providing reasonable access to and copies of information, records and documents relating to such matters, furnishing employees to assist in the investigation, defense and resolution of such matters and providing legal and business assistance with respect to such matters.

Section 8.6 Limitations on Indemnification.

(a) No party hereto shall be required to indemnify, defend or hold harmless any Person pursuant to Section 8.2(a) or Section 8.3(a): (i) unless a Claim Notice is delivered prior to the expiration of the relevant representation or warranty, as applicable; (ii) with respect to a claim pursuant to Section 8.2(a) or Section 8.3(a) for the breach of a representation and warranty other than the Specified Representations, unless and until the aggregate Losses of (A) the Purchaser, in the case of the Seller, with respect to any such claims, or (B) the Seller, in the case of the

Purchaser, with respect to any such claims, exceed $700,000, at which point such party shall be liable for all such Losses exceeding $700,000; and (iii) with respect to a claim pursuant to Section 8.2(b) for the breach of a representation and warranty set forth in Article IV other than the Specified Representations (as such term is defined in the Stephens APA and as such representations were made therein by the “Sellers” as defined in the Stephens APA), unless and until the aggregate Losses of the Purchaser, with respect to any such claims, exceed $512,500, at which point the Seller shall be liable for all such Losses exceeding $512,500.

(b) In no event shall the cumulative indemnification obligations of (i) (A) the Seller pursuant to Section 8.2(a) with respect to breaches of representations and warranties other than the Specified Representations or (B) the Purchaser pursuant to Section 8.3(a) with respect to breaches of representations and warranties other than the Specified Representations, on the other hand, exceed $14,000,000 and (ii) the Seller pursuant to Section 8.2(b) with respect to breaches of representations and warranties set forth in Article IV other than the Specified Representations (as such term is defined in the Stephens APA and as such representations were made therein by the “Sellers” as defined in the Stephens APA) exceed $7,175,000.

(c) The amount of Losses payable under this Article VIII by the Indemnitor shall be reduced (i) by any amounts actually recovered by the Indemnitee under insurance policies or from any other Person (less any out-of-pocket expenses incurred by the Indemnitee in collecting such amounts) and (ii) to take account of any Tax Benefit of the Indemnitee actually realized arising in connection with the accrual, incurrence or payment of any such Losses in the taxable year in which the indemnifiable Loss is incurred or the following taxable year.

(d) Subject to Section 8.11, no party hereto shall be obligated to indemnify any other Person with respect to (i) any indirect, special, incidental, consequential or punitive damages or (ii) any Loss to the extent such Loss was included in the calculation of the adjustment of the Purchase Price pursuant to Section 2.2. Subject to Section 8.11, each party hereto agrees that, for so long as such party has any right of indemnification under this Article VIII, it shall not, and shall use its commercially reasonable efforts to ensure that its Affiliates do not, voluntarily or by discretionary action, accelerate the timing or increase the cost of any obligation of any other party under this Article VIII, except to the extent that such action is taken (x) for a reasonable legitimate purpose and not with a purpose of discovering a condition that would constitute a breach of any representation or warranty, covenant or agreement of any other party hereto or (y) in response to a discovery by such party, without violation of the immediately preceding clause (x), of meaningful evidence of a condition that constitutes a breach of any representation, warranty, covenant or agreement of any other party hereunder. Subject to Section 8.11, notwithstanding anything to the contrary herein, an Indemnitor shall not be obligated to indemnify an Indemnitee for any Loss to the extent arising from any such voluntary or discretionary action, other than as so excepted.

(e) In addition to the other limitations set forth in this Article VIII, with respect to any claim by the Purchaser for indemnification relating to Losses arising out of, relating to or resulting from: (x) any breach of any representation and warranty set forth in Section 5.19, or (y) any liability relating to environmental matters or Environmental, Health and Safety Requirements, including Pre-Closing Environmental Liabilities (collectively, “Environmental Losses”), the Seller’s obligation to indemnify, defend or hold harmless the Purchaser shall be limited to the extent: (i) (A) any such Environmental Loss arises out of a Third Party Claim that is solicited by the Purchaser or any of its Affiliates, representatives or agents or (B) any investigation, monitoring, removal, abatement, disposal, remediation, corrective action, or any other response action (“Response Action”) forming the basis of any such Environmental Loss is not reasonably necessary to comply with Environmental, Health and Safety Requirements or notices, directives or orders from any Governmental Entities; (ii) any such Environmental Loss would not have arisen but for any disclosure to any Governmental Entity by the Purchaser or any of its Affiliates, representatives or agents, except to the extent such disclosure was required by applicable Environmental, Health and Safety Requirements or any requests for information, notices, directives or orders from any Governmental Entity; (iii) any such Environmental Loss would not have arisen but for any intrusive investigations by Purchaser or any of its Affiliates, representatives or agents that are not (A) reasonably necessary to comply with applicable Environmental, Health and Safety Requirements or any notices, directives or orders from any Governmental Entity or (B) required by landlords at Leased Real Property pursuant to the terms of an applicable lease, and with respect to the Owned Real Property, any intrusive investigations by prospective purchasers or tenants; (iv) any Response Action forming the basis for any such Environmental Loss exceeds the cost of reasonable, cost effective Response Actions acceptable under Environmental, Health and Safety Requirements (including engineering or institutional controls or any lesser standards resulting from any site-specific risk assessments) based on the industrial or commercial use of the relevant facility or property; and (v) any such Environmental Loss resulting from any condition or circumstance caused, contributed to or exacerbated by the Purchaser, any Affiliate of the Purchaser or any other Person under their control after the Closing Date.

(f) Except for the Purchaser’s rights to indemnification pursuant to Section 8.2 or with respect to any claim for intentional fraud, the Purchaser shall have no claim or right to indemnification, and none of the Seller or any other Person shall have or be subject to any liability to the other party hereto or any other Person, with respect to any information, documents or materials furnished or made available to the Purchaser or any of its Affiliates, officers, directors, employees, agents or advisors by the Seller or Affiliates thereof or any of their respective officers, directors, employees, agents or advisors, whether orally or in writing, in certain “data rooms”, management presentations, functional “break out” discussions, responses to questions submitted on behalf of the Purchaser or in any other form in contemplation of the transactions contemplated hereby.

Section 8.7 Additional Procedures for Environmental Losses.

(a) If the Purchaser seeks indemnification for any Environmental Losses, it shall follow the claim procedures set forth in Section 8.4 or Section 8.5 as modified and supplemented by the procedures set forth in this Section 8.7. Any Claim Notice provided by the Purchaser for an Environmental Loss must: (i) comply with the requirements and procedures set forth in Section 8.4 or Section 8.5 and also must set forth with reasonable particularity the nature of the condition or event underlying or giving rise to the Environmental Loss; and (ii) include, to the extent known, the estimated amount of any Environmental Losses incurred or reasonably expected to be incurred by the Purchaser with respect to such Environmental Loss. The Purchaser shall also provide the Seller with copies of any non-privileged environmental reports, data, proposals, claims and correspondence in the possession of the Purchaser or any Affiliate thereof relevant to the Environmental Loss.

(b) The Seller and the Purchaser shall agree on a mutually satisfactory plan for conducting, directing, managing, implementing and controlling the resolution of any Environmental Loss for which the Seller has an indemnification responsibility or liability under this Agreement and for which the Seller has formally assumed the defense of (pursuant to Section 8.4) or acknowledged (pursuant to Section 8.5) and is continuing to satisfy its indemnification obligation hereunder, including (i) selecting and retaining counsel and consultants, and (ii) raising timely and reasonable objections and defenses.

(c) The Purchaser shall provide, via one or more site access agreements that are mutually satisfactory to the parties, reasonable access to the relevant Real Property to the Seller and its representatives and agents (including, if applicable pursuant to the provisions of Section 8.7(b), insurers and indemnitors of the Seller) to enable the Seller to comply with its indemnification obligations hereunder with respect to Environmental Losses.

(d) With respect to any Environmental Loss for which the Seller has an indemnification obligation hereunder, the Seller, subject to the provisions in Section 8.7(b) above, if applicable, agrees to provide the Purchaser with the following: (i) copies of material draft reports and final reports, plans and other material documents prior to the submission thereof to any Governmental Entity, and an opportunity to comment on the same (which comments will be given due and good faith consideration so long as they are timely submitted); and (ii) an opportunity to meet with the Seller and its representatives prior to and following any material substantive communications or meetings with any Governmental Entity. The Purchaser shall not submit any substantive reports, plans or other documents to, or have any substantive communications with, any Governmental Entity with respect to any Environmental Loss for which the Seller has formally assumed the defense of (pursuant to Section 8.4) or acknowledged (pursuant to Section 8.5) and is continuing to satisfy its indemnification obligation hereunder without first obtaining the Seller’s written consent to submit such documents or have such communications.

(e) The provisions in this Section 8.7 shall govern with respect to Environmental Losses to the extent there is a conflict with the provisions pertaining to procedural rights and obligations in other sections of this Article VIII.

Section 8.8 Exclusive Remedy. The Purchaser and the Seller acknowledge and agree that, except for the right to specific performance pursuant to Section 9.12 or with respect to any claim for intentional fraud, following the Closing, the indemnification provisions of Section 8.2 and Section 8.3 shall be the sole and exclusive remedies of the Purchaser and the Seller for any breach by other party hereto of the representations and warranties in this Agreement and for any failure by the other party to perform and comply with any covenants and agreements in this Agreement, and anything herein to the contrary notwithstanding, no breach of any representation, warranty, covenant or agreement contained herein shall give rise to any right on the part of the Purchaser or the Seller after the Closing to rescind this Agreement or any of the transactions contemplated hereby.

Section 8.9 Mitigation. Subject to Section 8.11, each party hereto shall take all reasonable steps to mitigate its Losses upon and after becoming aware of any event which could reasonably be expected to give rise to any Losses.

Section 8.10 Treatment of Indemnity Benefits. All payments made by the Seller or the Purchaser pursuant to obligations under this Agreement shall be treated as adjustments to the Purchase Price for Tax purposes.

Section 8.11 Special Provisions. Notwithstanding anything to the contrary in this Article VIII, the following provisions will apply to any claims made for indemnifications pursuant to Section 8.2(a) and Sections 8.2(c)-(k) (collectively, the “Special Provisions”):

(a) the provisions set forth in (i) the third sentence of Section 8.4(b), (ii) the last two sentences of Section 8.5, (iii) the last two sentences of Section 8.6(d), and (iv) Section 8.9, will be disregarded and deemed to have no force or effect; and

(b) the provisions set forth in Section 8.6(d)(i) will be disregarded and deemed to have no force or effect; provided, however, that in such event no party hereto shall be obligated to indemnify any other Person pursuant to the Special Provisions for (i) punitive damages or (ii) indirect, special, incidental or consequential damages, except in the case of clause (i) to the extent payable in connection with a Third Party Claim and in the case of clause (ii) to the extent such indirect, special, incidental or consequential damages are a reasonably foreseeable consequence of the breach (in which case such damages will be limited to 4x the effect of the breach or event underlying such damages has directly on the Company’s EBITDA as reflected in the Financial Statements) or are payable in connection with a Third Party Claim.

ARTICLE IX

MISCELLANEOUS

Section 9.1 Notices. Any notice, request, demand, waiver, consent, approval or other communication which is required or permitted hereunder shall be in writing and shall be deemed given (a) on the date established by the sender as having been delivered personally, (b) on the date delivered by a private courier as established by the sender by evidence obtained from the courier, (c) on the date sent by facsimile, with confirmation of transmission, if sent during normal business hours of the recipient, if not, then on the next Business Day, or (d) on the fifth day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications, to be valid, must be addressed as set forth on Section 9.1 of the Seller Disclosure Schedule or to such other address or to the attention of such Person or Persons as the recipient party has specified by prior written notice to the sending party (or in the case of counsel, to such other readily ascertainable business address as such counsel may hereafter maintain). If more than one method for sending notice as set forth above is used, the earliest notice date established as set forth above shall control.

Section 9.2 Amendments and Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective. No failure or delay by any party in exercising any right or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 9.3 Expenses. Except as otherwise set forth in this Agreement, each party shall bear its own costs and expenses in connection with this Agreement, the Ancillary Agreements and the transactions contemplated hereby and thereby, including all legal, accounting, financial advisory, consulting and all other fees and expenses of third parties, whether or not the transactions contemplated by this Agreement are consummated.

Section 9.4 Successors and Assigns. This Agreement may not be assigned by the Seller without the prior written consent of the Purchaser, or by the Purchaser without the prior written consent of the Seller; provided, however, that Purchaser may assign any or all of its rights and interest hereunder to any of its Affiliates, in each case without the prior consent of the Seller; and provided further that certain of the Seller’s indemnification and environmental remediation obligations hereunder may be performed by Stephens Media or its Affiliates provided that the Seller shall remain primarily liable therefore and no failure by Stephens Media or any other Person to provide any indemnity shall relieve the Seller of any of its obligations hereunder. Subject to the foregoing, all of the terms and provisions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective executors, heirs, personal representatives, successors and permitted assigns.

Section 9.5 Governing Law. This Agreement shall be governed by and interpreted and enforced in accordance with the Laws of the State of Delaware, without giving effect to any choice of Law or conflict of Laws rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.

Section 9.6 Consent to Jurisdiction and Service of Process; Waiver of Jury Trial.

(a) EACH PARTY HERETO CONSENTS TO THE EXCLUSIVE JURISDICTION OF ANY STATE OR FEDERAL COURT LOCATED WITHIN THE COUNTY OF NEW CASTLE IN THE STATE OF DELAWARE AND IRREVOCABLY AGREES THAT ALL ACTIONS OR PROCEEDINGS RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY MAY BE LITIGATED IN SUCH COURTS. EACH PARTY HERETO ACCEPTS FOR ITSELF AND IN CONNECTION WITH ITS RESPECTIVE PROPERTIES, GENERALLY AND UNCONDITIONALLY, THE JURISDICTION OF SUCH COURTS AND WAIVES ANY DEFENSE OF FORUM NON CONVENIENS, AND IRREVOCABLY AGREES TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY IN CONNECTION WITH THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY. EACH PARTY HERETO IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF SUCH COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH PARTY AT THE ADDRESS SPECIFIED IN THIS AGREEMENT, WITH SUCH SERVICE TO BECOME EFFECTIVE 15 CALENDAR DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL IN ANY WAY BE DEEMED TO LIMIT THE ABILITY OF EITHER PARTY HERETO TO SERVE ANY SUCH LEGAL PROCESS, SUMMONS, NOTICES AND DOCUMENTS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(b) EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE ANCILLARY AGREEMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY OR THE ACTIONS OF THE PARTIES IN THE NEGOTIATION, EXECUTION, PERFORMANCE AND ENFORCEMENT OF THIS AGREEMENT, WHETHER NOW EXISTING OR HEREAFTER ARISING.

Section 9.7 Counterparts. This Agreement may be executed in counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile, pdf or other electronic transmission shall be effective as delivery of a manually executed counterpart to this Agreement.

Section 9.8 No Third Party Beneficiaries. The terms and provisions of this Agreement are intended solely for the benefit of the parties hereto and their respective successors and permitted assigns, and it is not the intention of the parties to confer third-party beneficiary rights, and this Agreement does not confer any such rights, upon any other Person; provided that Section 8.2 and Section 8.3 shall be for the benefit of, and enforceable by, any Indemnitee.

Section 9.9 Entire Agreement. This Agreement, the Ancillary Agreements, the Seller Disclosure Schedule and all attachments, exhibits and schedules hereto and thereto, and the other documents, instruments and agreements specifically referred to herein or therein or delivered pursuant hereto or thereto set forth the entire understanding of the parties hereto with respect to the transactions contemplated hereby and thereby. Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

Section 9.10 Captions. All captions contained in this Agreement are for convenience of reference only, do not form a part of this Agreement and shall not affect in any way the meaning or interpretation of this Agreement.

Section 9.11 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future Law, and if the rights or obligations of any party hereto under this Agreement will not be materially and adversely affected thereby: (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by such provision or its severance herefrom; and (d) in lieu of such provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such provision as may be possible, provided that any such modification does not affect the economic or legal substance of this Agreement or the transactions contemplated hereby in a manner adverse to any party to this Agreement.

Section 9.12 Specific Performance. The Purchaser and the Seller agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed by them in accordance with the terms hereof, and that each party shall be entitled to specific performance of the terms hereof in addition to any other remedy available at Law or in equity.

Section 9.13 Interpretation. The parties hereto have participated jointly in the negotiation and drafting of this Agreement and the Ancillary Agreements and, in the event that an ambiguity or question of intent or interpretation arises, this Agreement and the Ancillary Agreements shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement or any Ancillary Agreement. Any matter disclosed in any section or subsection of the Seller Disclosure Schedule shall be deemed disclosed for the purposes of each other section and subsection of the Seller Disclosure Schedule to the extent the application or relevance of such matter to any such section or subsection is reasonably apparent on its face.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first written above.

SELLER

DB ACQUISITION, INC.

By:	/s/ Mark Maring

Name:	Mark Maring

Title:	Vice President and Treasurer

COMPANY

LAS VEGAS REVIEW-JOURNAL, INC. (F/K/A DB NEVADA HOLDINGS, INC.)

By:	/s/ Stephen J. O’Connor

Name:	Stephen J. O’Connor

Title:	Vice President

PURCHASER

NEWS + MEDIA CAPITAL GROUP LLC

By:	/s/ Stephen J. O’Connor

By:	NMCG Manager LLC

Name:	Stephen J. O’Connor

Title:	Manager